                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                    FORM U5S

                                 ANNUAL REPORT

                      For the Year Ended December 31, 2001


                                   ----------

       Filed pursuant to the Public Utility Holding Company Act of 1935 by

                                  Powergen plc
                           Powergen US Holdings Ltd.
                            Powergen US Investments
                            Powergen Luxembourg Sarl
                        Powergen Luxembourg Holdings Sarl
                      Powergen Luxembourg Investments Sarl
                          Powergen US Investments Corp.
                                c/o Powergen plc
                                   City Point
                               1 Ropemaker Street
                                 London EC2Y 9HT
                                 United Kingdom

             Inquiries concerning this Form U5S may be directed to:

                                Mr. David Jackson
                      Company Secretary and General Counsel
                                  Powergen plc
                                   City Point
                               1 Ropemaker Street
                                 London EC2Y 9HT
                                 United Kingdom

                                TABLE OF CONTENTS

ITEM 1.       SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF
              DECEMBER 31, 2001...................................... 2

ITEM 2.       ACQUISITIONS OR SALES OF UTILITY ASSETS............... 11

ITEM 3.       ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF
              SYSTEM SECURITIES..................................... 11

ITEM 4.       ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM
              SECURITIES............................................ 12

ITEM 5.       INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES AS
              OF DECEMBER 31, 2001.................................. 12

ITEM 6.       OFFICERS AND DIRECTORS................................ 12
     Part I.  Name, Principal Business Address and Positions Held
              as of December 31, 2001............................... 12
     Part II. Financial Connections as of December 31, 2001......... 36
     Part III.  Executive Compensation.............................. 36
ITEM 7.       CONTRIBUTIONS AND PUBLIC RELATIONS.................... 36

ITEM 8.       SERVICE, SALES AND CONSTRUCTION CONTRACTS............. 36
     Part I.  Intercompany Sales and Service........................ 37
     Part II. Contracts to Purchase Services or Goods Between any
              system Company and any Affiliate...................... 37
     Part III.  Employment of any Person by any System Company
              for the Performance on a Continuing Basis of
              Management Services................................... 37
ITEM 9.       WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES.... 38
     Part I.  ...................................................... 38
     Part II. ...................................................... 40
     Part III.  .................................................... 41
ITEM 9A:      U5S - SUPPLEMENTARY INFORMATION REQUIRED UNDER
              ITEM III.C.2 OF AMENDMENT NO. 3 TO FORM U-1
              ORIGINALLY FILED WITH THE SEC ON APRIL 26, 2000
              (FILE NO. 70-9671).................................... 41

ITEM 10.      FINANCIAL STATEMENTS.................................. 43

EXHIBITS      ...................................................... 44

ITEM 1.   SYSTEM COMPANIES AND INVESTMENTS THEREIN AS OF DECEMBER 31, 2001.

     The following is a list of all system companies and investments therein, the number of shares of common stock owned, the percentage of votes required for the election of directors, the issuer's balance sheet amount of each stock investment, including applicable paid in capital and retained earnings and the owner's investment (as defined in Rule 26), including applicable paid in capital and retained earnings.

                                                       NUMBER OF
                                                        COMMON         % OF
                                                        SHARES        VOTING
                 NAME OF COMPANY                         OWNED        POWER
                 ---------------                         -----        -----
PART A
Powergen plc                                                            --
Powergen Group Holdings                               850,105,002      100%
(unlimited company having share capital)
  Powergen UK Investments Ltd(a)                      250,000,001      100%
  Powergen Group Investments Ltd(a)                     3,100,581      100%
    Ergon Insurance Ltd                                 1,000,000      100%
    Central England Networks Ltd*                               2      100%
    Derek B Haigh Ltd*                                     2,3001      100%
    East Midlands Electricity Share Scheme
    Trustees Ltd                                                2      100%
    East Midlands Electricity Supply Ltd*                       2      100%
    East Midlands Telecommunications Ltd*                       1      100%
    Electricity Ltd*                                            1      100%
    EMCO Ltd*                                                   2      100%
    EME Electricity Ltd*                                        2      100%
    EME Employment Co Ltd*                                      2      100%
    EME Employment Co (No. 2) Ltd*                              2      100%
    Ergon Pensions Trustee Ltd                                  2      100%
    Ergon Power Ltd*                                            2      100%
    Ergon Properties Ltd*                                       2      100%
    First Energy (UK) Ltd*                                  1,670      100%
    Furse Specialist Contracting Ltd*                       5,000      100%
    Homepower Retail (EME) Ltd*                                 2      100%
    Hurricaneseye Ltd*                                          2      100%
    Kinesis Resource Ltd*                                       1      100%
    Lincoln Green Energy Ltd*                                   2      100%
    PowerGas Ltd*                                               2      100%
    Powergen Direct Ltd(A)*                                     1      100%
    Powergen Directors Ltd*                                     2      100%
    Powergen Energy Ltd (a)*                                    1      100%
    Powergen Retail Gas Ltd (f/k/a Powergen                     1      100%
    Retail Ltd)*
    Powergen Secretaries Ltd*                                   2      100%

----------
For Issuer Book Value, Owner's Book Value and Net Intercompany Debt, see
    Exhibit F, Schedule 1.

For further detail of Indebtedness of System Companies, see Exhibit F,
    Schedule 2.

                                                       NUMBER OF
                                                        COMMON         % OF
                                                        SHARES        VOTING
                 NAME OF COMPANY                         OWNED        POWER
  -------------------------------------------       -------------   ----------
    Powergen Share Trustees Ltd                               100      100%
    Power Technology Ltd*                                       2      100%
    Statco Seven Ltd*                                       3,000      100%
    The Santon (Steeplejack) Co Ltd*                       10,000      100%
    Wavedriver Ltd*                                    11,073,995      100%
    Powergen International Holdings Ltd                     1,001      100%
                                                      (A Ordinary)
                                                       80,000,000     None
                                                      (B Ordinary)   (non-
                                                                    voting)
    Powergen UK plc                                         1,000      100%
                                                      (A Ordinary)
                                                      649,240,799     None
                                                      (B Ordinary)   (non-
                                                                    voting)
      East Midlands Electricity Gen (Non Fossil)                2      100%
      Ltd
        East Midlands Electricity Generation                    2      100%
        (IPG) Ltd*
        East Midlands Electricity Generation                  901      100%
        (Rugby) Ltd*
      Powergen (East Midlands) Investments            291,296,963      100%
      (UNLIMITED COMPANY HAVING SHARE CAPITAL)
      Powergen (East Midlands) Loan Notes                       2      100%
      (UNLIMITED COMPANY HAVING SHARE CAPITAL)          (Ordinary)
                                                      507,000,000      100%
                                                      (A Ordinary)
                                                      550,000,000      100%
                                                      (B Ordinary)
        Awardposter plc (f/k/a/ Powergen Energy                 2      100%
        plc, f/k/a East Midlands Electricity
        Distribution plc)*
        East Midlands Electricity Distribution        106,300,002      100%
        Holdings
         East Midlands Electricity Distribution       198,381,191      100%
         plc (f/k/a Powergen Energy plc)
         East Midlands Pipelines Ltd                            2      100%
      Powergen CHP Ltd                                 50,000,000      100%
                                                        (Ordinary)
                                                       57,000,000     None
                                                      (Redeemable    (non-
                                                            Prefs)  voting)

        Powergen Cogeneration Ltd                               2      100%
      Biogeneration Ltd                                       500       50%
                                                      (B Ordinary)
      Powergen Energy Trading Ltd                               2      100%
      Powergen Investments Ltd                        805,808,569      100%
        Powergen Renewables Holdings Ltd                6,699,300       50%
         Powergen Renewables Ltd                                +       50%
           Yorkshire Windpower Ltd                              +       25%
           TPG Wind Ltd                                         +       25%
           Windy Hills Ltd*                                     +       50%
         Powergen Renewables Developments Ltd                   +       50%
           Blyth Offshore Wind Ltd*                             +     16.5%

                                                       NUMBER OF
                                                        COMMON         % OF
                                                        SHARES        VOTING
                 NAME OF COMPANY                         OWNED        POWER
  -------------------------------------------     ---------------   ----------
         Powergen Renewables Offshore Wind Ltd*                 +       50%
         Powergen Renewables Ireland Ltd                        +       50%
           Tursillagh Windfarm Ltd                              +       25%
      Cottam Development Centre Ltd                     9,989,000       50%
      Powergen Retail Ltd (f/k/a Powergen              10,000,000      100%
      Retail Gas Ltd.)
        EME Industrial Shipping Ltd                             2      100%
        Utility Debt Services Ltd (f/k/a/                       2      100%
        Kinesis Resource Management Ltd)*
      Powergen Gas Ltd                                  2,000,500      100%
      Gen Net. Com Ltd                                          2      100%
      Powergen Systems and Services Ltd*                2,181,810      100%
      Powergen Finance Ltd                              1,669,000      100%
      Ergon Finance Ltd                                 2,000,002      100%
      Powergen Energy Solutions Ltd                             2      100%
        Delcomm Ltd*                                      456,250      100%
      Diamond Power Generation Limited                          1      100%
      Garnedd Power Co Ltd                                 15,000       50%
                                                      (B Ordinary)
      Hams Hall Management Co Ltd                             480      100%(b)
                                                      (A Ordinary)
                                                                1      100%(b)
                                                      (B Ordinary)
      Powergen Projects Consultancy Ltd                         2      100%
      Powergen Trading Ltd(a)                             250,001      100%
      Powergen International Limited                   84,152,511      100%
        Powergen Overseas Holdings Limited                      2      100%
                                                        (Ordinary)
                                                       60,000,000       n/a
                                                      (Redeemable   (restricted
                                                            prefs)    voting
                                                                      rights)
         Ergon Generation Malaysia) Sdn Bhd*                    2      100%
        Visioncash (unlimited company having                   90      100%
        share capital)                                (A Ordinary)
                                                               10      100%
                                                      (B Ordinary)
                                                        5,125,000      100%
                                                  (Non-redeemable
                                                            Prefs)
        Inputrapid Ltd                                200,000,000      100%
        Ergon Overseas Holdings Ltd                   547,278,289      100%
         Ergon Luxembourg Sarl(a)                             150      100%
         Ergon Luxembourg Finance Sarl(a)                     150      100%
         Powergen Holdings BV                             768,024      100%
           Powergen Ergon Luxembourg Finance                  n/a      100%
           Partnership(a)                              (no issued
                                                          capital)
           PT Powergen Jawa Timur                             500      100%

                                                       NUMBER OF
                                                        COMMON         % OF
                                                        SHARES        VOTING
                 NAME OF COMPANY                         OWNED        POWER
     ----------------------------------------         ------------    -----
           CLP Powergen Funding Ltd                         2,000       20%
           CLP Powergen Sdn Bhd                       150,088,431       20%
                                                      (B Ordinary)
             CLP Power Projects (Yallourn)
             Holdings BV                                      (c)       20%

               CLP Power Projects (Yallourn) BV               (c)       20%
               CLP Power Projects (Yallourn) PTY              (c)       20%
               Ltd
               Auspower PTY Ltd                               (c)       20%
               Mezzco PTY Ltd                                 (c)       20%
               Yallourn Energy PTY Ltd                        (c)       20%
           Powergen India Private Ltd                 411,227,832      100%
                                                        (Ordinary
                                                           shares)
                                                      616,841,750
                                                      (Preference
                                                           shares)
             Gujarat Powergen Energy Corporation      202,200,000       88%
           PT Power Jawa Barat                              1,000       40%
           CLP Powergen South East Asia Limited             2,000       20%
             BLCP Power Limited                               ***       10%
           Powergen (Malaysia) Sdn Bhd                  1,000,002      100%
           Powergen Brasil Limitada*                       90,000      100%
           Csepel Holdings BV*                             40,000      100%
        Ergon Energy Ltd                               11,913,224      100%
         PT Jawa Power                                    122,920       35%
        Powergen Serang Ltd*                                    2      100%
        North Queensland Power Ltd*                             2       40%
      Powergen Australia Investments Ltd                      300      100%
        Instco PTY Ltd                                        399      100%
         Yallourn Investments, A Limited
         Partnership (LLP)                                  n/a -
                                                      partnership      100%
         Meerco PTY Ltd                                         2      100%
      LLPCo Holdings Ltd                                      999      100%
        LLPCo PTY Ltd                                           2      100%
      DR Group Holdings (unlimited company             41,151,000      100%
      having share capital)
        DR Corby Limited                               62,021,101      100%
      East Midlands Electricity Generation                  9,000      100%
      (Corby) Ltd
        Corby Power Ltd                                 7,377,950       50%
      Ergon Nominees Ltd*                                       2      100%
      Kinetica Ltd*                                             2      100%
      Powerconsult (unlimited company having                    2      100%
      share capital)*
      Powercoal (unlimited company having share                 2      100%
      capital)*
      Powergen (Kentucky) Ltd                                   2      100%
      Telecentric Solutions Ltd                         1,250,001       50%
        Tempest Networks Ltd(a)*                              (d)       50%

                                                       NUMBER OF
                                                        COMMON         % OF
                                                        SHARES        VOTING
                 NAME OF COMPANY                         OWNED        POWER
  -------------------------------------------         -----------   ----------

      The Power Generation Company Ltd*                         2      100%
Powergen UK Securities                                          2      100%
Powergen Share Scheme Trustee Limited                           2      100%
Powergen US Holdings Ltd                                        2      100%
  Powergen US Funding LLC                                       1      100%
  Ergon US Investments                                 11,600,002      100%
                                                        (Ordinary
                                                           shares)
                                                       17,400,000      n/a
                                                      (Redeemable    (non-
                                                            Prefs)   voting)
  Powergen US Investments                             104,400,002      100%
                                                        (Ordinary
                                                           shares)
                                                      156,600,000       n/a
                                                      (Redeemable    (reduced
                                                            prefs)    voting
                                                                      rights)
    Powergen Luxembourg Securities Sarl                     8,001      100%
    Powergen Luxembourg Sarl                               72,001      100%
      Powergen Luxembourg Holdings Sarl                    72,001      100%
                                                        (A shares)
                                                           30,000      100%
                                                        (B shares)   (held by
                                                                      PG Lux
                                                                    Securities
                                                                       Sarl)
        Powergen US Securities Ltd.                        10,000      100%
                                                        (Ordinary
                                                           shares)
                                                                5       n/a
                                                      (non-Voting
                                                           shares)
        Powergen Luxembourg Investments Sarl              101,971      100%
         Powergen US Investments Corp.                        180       90%
         (SEE PART B)                                   (A shares)
                                                               20       10%
                                                        (A shares)   (held by
                                                                      PG Lux
                                                                     Holdings
                                                                      Sarl)
                                                               50      100%
                                                        (B shares)   (held by
                                                                      PG US
                                                                    Securities
                                                                       Ltd)

                                                      NUMBER OF
                                                       COMMON             % OF
                                                       SHARES            VOTING
                 NAME OF COMPANY                        OWNED            POWER
  -------------------------------------------         -------------     -------
PART B
  LG&E Energy Corp.++                                                      100%
  LG&E Energy Marketing Inc.++                             1,800           100%
  LG&E Energy Foundation Inc.
  LG&E Energy Services Inc.                                  100           100%
  LG&E Energy Settlements Inc.*                              100           100%
  Louisville Gas and Electric Company
   (LG&E)++                                           21,294,223           100%
    LG&E Receivables LLC                                                   100%
  Kentucky Utilities Company (KU)++                   21,294,223           100%
    Lexington Utilities Company*                               1           100%
    KU Receivables LLC.                                                    100%
    Electric Energy Inc.                                                    20%
  LG&E Capital Corp. (LCC)++                               1,000           100%
    LG&E Credit Corp.                                        100           100%
    LNGCL Inc.*                                            1,000           100%
    LNGCG Inc.*                                            1,000           100%
    LG&E Home Services Inc.                                  100           100%
    LG&E Enertech Inc.                                       100           100%
      LG&E Enertech Texas LLC(a)                             n/a           100%
      Enertech Energy Development, L.P.(a)                   n/a            49%(14)
                                                                             1%(15)
    FSF Minerals Inc.                                        100           100%
    LG&E Capital Trimble County LLC(a)                                     100%
    LG&E Energy Privatization Services Inc.*                 100           100%
    CRC-Evans International Inc.                             100
      CRC-Evans Pipeline International Inc.              900,000
        CRC-Evans B.V.                                        40
        CRC-Evans Canada LTD.               2,450 Class A Common
                                            7,350 Class B Common
                                            3,086 Class C Common
                                            9,527 Class D Common
        PIH Holdings Ltd.
         Pipeline Induction Heat Ltd.
        CRC-Evans Weight Systems Inc.                        100
        (f/k/a/ CRC-Key, Inc.)
        CRC-Evans Services Ltd.(a)
      WKE Corp.                                              100           100%
        WKE Station Two Inc.                                 100
        Western Kentucky Energy Corp.                        100
         WKE Facilities Corp.*                               100
        LCC LLC                                                            100%
        FCD LLC                                                            100%
        Excalibur Development LLC*                                         100%
      LG&E International Inc.                                100           100%
        LG&E Power Services LLC                                            100%
         Maine Power Services*                                              50%(gp)

                                                      NUMBER OF
                                                       COMMON             % OF
                                                       SHARES            VOTING
                 NAME OF COMPANY                        OWNED            POWER
  -------------------------------------------         -----------        -------
        LG&E Mendoza Services Inc.*                        1,000
        LG&E Power Venezuela I Inc.*                       1,000
        LG&E Power Spain Inc.                                100
         K.W. Tarifa S.A.                                                45.84%
        LG&E Power Argentina I, Inc.*                        100
        LG&E Power Argentina II, Inc.                        100
         Inversora de Gas del Centro S.A.
         Distribuidora de Gas del Centro S.A.                             45.9%(3)
        LG&E Power Argentina III, LLC
         Distribuidora de Gas Cuyana S.A.                                 14.4%
         Inversora de Gas Cuyana S.A.                                     24.0%
         Invergas S.A.                                                    28.0%
           Gas Natural BAN S.A.                                           19.6%(4)
         Gas Natural S.D.G. Argentina S.A.                                  28%
         ServiConfort Argentina S.A.                                        28%
        LG&E Power Australia I Inc.*                         100
         LG&E Australia Pty Limited*
        LG&E Centro S.A.
        LG&E Power Spain LLC*
        LG&E Power Finance Inc.                              100
      LG&E Power Inc.                                      1,750           100%
        LG&E Power Engineers and                         100,000           100%
        Constructors Inc.*
         LG&E Power Constructors Inc.*                     2,500           100%
         Ultraclean Incorporated*                            100           100%
        LG&E Power Operations Inc.                         2,500           100%
         LG&E/Kelso Power Partners L.P.*                                     2%(gp)
                                                                            49%(lp)
         HD/WS Corporation*                                1,700           100%
         LG&E-Westmoreland Rensselaer                                       50%(gp)
         LG&E Power 5 Incorporated*                        2,500           100%
           Babcock-Ultrapower West Enfield*                                 17%(gp)
         LG&E Power 6 Incorporated*                        2,500           100%
           Babcock-Ultrapower Jonesboro*                                    17%(gp)
         LG&E Power 11 Incorporated                          100           100%
         LG&E Southampton Incorporated                       100           100%
           LG&E Southampton L.P.                                            20%(gp)
         LG&E Power 12 Incorporated                          100           100%
         LG&E Altavista Incorporated                         100           100%
           LG&E Altavista L.P.                                              20%(gp)
         LG&E Power 13 Incorporated                          100           100%
         LG&E Hopewell Incorporated                          100           100%
           LG&E Hopewell LP                                                 20%(gp)
         LG&E Power 14 Incorporated*                         100           100%
           LG&E Power 14-Buena Vista                                        45%(gp)
         LG&E Power 16 Incorporated                          100           100%

                                                         NUMBER OF
                                                          COMMON         % OF
                                                          SHARES        VOTING
                 NAME OF COMPANY                           OWNED         POWER
----------------------------------------------------    -----------     ------
         LG&E Power Roanoke Incorporated                     100           100%
           LG&E Roanoke Valley LP                                            1%(gp)(5)
                                                                            99%(lp)(6)
             Westmoreland-LG&E Partners                                     50%(gp)
        LG&E  Power 18 Incorporated*                       1,000           100%
        LG&E Erie Partner Incorporated*                      100           100%
         Erie Power Partners L.P.                                            1%(gp)
                                                                            49%(lp)

        LG&E Power 21 Incorporated                           100           100%
        LG&E Power 21 Wind Incorporated                      100           100%
         LG&E Power 21 L.P.                                                  1%(gp)(1)
                                                                            99%(lp)(7)
           Windpower Partners 1993 L.P.                                     .5%(gp)(1)
                                                                          49.5%(lp)(16)
        LG&E Power 22 Incorporated*                          100           100%
        LG&E Power 29 Incorporated*                          100           100%
        LG&E Power 31 Incorporated                           100           100%
         LQ GP, LLC                                          100        33-1/3%
        LG&E Power 31 Wind Incorporated                      100           100%
         LG&E Power 31 L.P.                                                  1%(gp)(2)
                                                                            99%(lp)(8)
           Windpower Partners 1994 L.P.                                    .33%(gp)(2)
                                                                           .34%(gp)(17)
                                                                         24.67%(lp)(18)
                                                                         24.66%(lp)(19)
           LQC LP LLC                                                   33-1/3%
        LG&E Power 25 Incorporated*                          100           100%
        LG&E Power 26 Incorporated*                          100           100%
      American Power, Incorporated                         2,500
        LG&E Power Monroe LLC+++                                           100%(9)
      LG&E Power Development Inc.                            100           100%
      LG&E Crown Inc.*                                     1,000           100%
      LG&E Minor Facilities Inc.*                          1,000           100%
      PowerTex Parent Inc.*                                1,000           100%
      Llano Gathering Inc.*                                1,000           100%
      Llano Storage Inc.*                                  1,000           100%
      Ultrasystems Construction Co. Inc.*                  1,000           100%
      HD Energy Corporation*                                 100           100%
        Ultrafuels Incorporated*                           2,500           100%
        Ultrafuels 1 Incorporated*                           100           100%
        NuHPI Inc.*                                          100           100%
         Ultrapower Biomass Fuels                          2,500           100%
         Corporation*
         Hadson Power Live Oak Incorporated*                 100           100%
      Hadson Financial Corporation*                        1,000           100%
      LG&E Power Gregory I Inc.                           10,000           100%
        Gregory Power Partners LP                                            1%(10)
                                                                            49%(11)
      LG&E Power Gregory II Inc.                             100           100%
        Gregory Partners LLC                                                 1%(12)
                                                                            49%(13)

                                                         NUMBER OF
                                                          COMMON         % OF
                                                          SHARES        VOTING
                 NAME OF COMPANY                           OWNED         POWER
  -----------------------------------------             --------        ------
      LG&E Power Gregory III Inc.                            100           100%
      LG&E Power Gregory IV Inc.                             100           100%
      Ultrasystems Small Power Incorporated*               5,000           100%
        Ultrasystems Small Power I                         2,500           100%
        Incorporated*
      LG&E Natural Industrial Marketing Co.               30,000           100%
      Hadson Fuels Inc.*                                      50           100%
        Triple T Services Inc.*                              500           100%
      LG&E Natural Canada Inc.*                                1           100%
      LG&E Fuels Services Inc.                               100           100%
    LG&E Power Tiger Creek LLC+++                                          100%
  KUCC Paris Corporation                                       1           100%
    Tenaska III Partners Ltd.                                               15%
      Tenaska III Texas Partners                                           .06%
  KUCC Ferndale Corporation                                    1           100%
    Tenaska Washington Partners L.P.                                         5%
    Tenaska Washington Partners II, L.P.                                    10%
  KUCC Portland 34 Corporation                                 1           100%
    Portland 34 LTD Corporation                                1           100%
      Portland 34 L.P.                                                     100%
  KUCC Development Corporation                                 1           100%
  KU Solutions Corporation                                     1           100%
  KUCC Grimes Corporation                                    100
    KUCC Grimes GP Corporation                               100
    KUCC Grimes LP Corporation                               100

         Listed below are the endnote references used in Item 1:

         (a) Formed or acquired since issuance of Powergen Order (HCAR No. 27291 (December 6, 2000))
         *        Inactive

         ** Book value is not shown separately for this company as it is included with the book value of its parent. The book value is not pushed down to the subsidiary level for this company.

         ++ As of December 31, 2001 LG&E Capital Corp. had net intercompany advances due to affiliates of approximately $178,482,000 and LG&E Energy Marketing Inc. had intercompany loans due to affiliates of approximately $294,391,000. In addition, as of December 31, 2001, LG&E and KU had balances outstanding to the money pool of $47,789,650 and $64,252,943, respectively.

         + Shares in Powergen Renewables Ltd, Yorkshire Windpower Ltd., TPG Wind Ltd., Windy Hills Ltd., Powergen Renewables Developments Ltd., Blyth Offshore Wind Ltd., Powergen Renewables Offshore Wind Ltd., Powergen Renewables Ireland Ltd., Tursillagh Windfarm Ltd. are held by Powergen Renewables Holdings Ltd or its subsidiaries; the figure for voting power indicates the proportional interest in the equity attributable to Powergen by virtue of its 50% holding in PGRH.

         (b) Under the Articles of Association of Hams Hall Management Co Ltd., Powergen retains voting control of the company until all the A shares have been transferred to other holders.

         (c) Shares in CLP Power Projects (Yallourn) BV, CLP Power Projects (Yallourn) PTY Ltd., Auspower PTY Ltd., Mezzco PTY Ltd., Yallourn Energy PTY Ltd., are held by CLP Powergen Sdn Bhd or its subsidiaries; the figure for voting power indicates the proportional interest in the equity attributable to Powergen by virtue of its 20% holding in CLP Powergen.

         *** Shares held by CLP Powergen S E Asia; the figure for voting power indicates the proportional interest in the equity attributable to Powergen by virtue of its 20% holding in CLP Powergen S E Asia.

         (d)      Shares held by Telecentric Solutions Ltd; the figure for
                  voting power indicates the proportional interest in the equity attributable to Powergen by virtue of its 50% holding in
                  Telecentric Solutions Ltd.
         +++      Sold in February 2002.
         (gp)     General partnership interest
         (lp)     Limited partnership interest
         (1)      Directly held by LG&E Power 21 Incorporated
         (2)      Directly held by LG&E Power 31 Incorporated
         (3)      LG&E International Inc. owns 7.65% directly
         (4)      14.3% held by Invergas S.A.; 5.3% held by Gas Natural S.D.G.
                  Argentina S.A.
         (5)      Directly held by LG&E Power 16 Incorporated
         (6)      Directly held by LG&E Power Roanoke Incorporated
         (7)      Directly held by LG&E Power 21 Wind Incorporated
         (8)      Directly held by LG&E Power 31 Wind Incorporated
         (9)      99% held by American Power Incorporated; 1% held by LG&E Power
                  Inc.
         (10)     Directly held by LG&E Power Gregory IV Inc.
         (11)     Directly held by LG&E Power Gregory I Inc.
         (12)     Directly held by LG&E Power Gregory III Inc.
         (13)     Directly held by LG&E Power Gregory II Inc.
         (14)     Directly held by LG&E Enertech Inc.
         (15)     Directly held by LG&E Enertech Texas LLC
         (16)     Directly held by LG&E Power 21, L.P.
         (17)     Indirectly held through LQ GP, LLC
         (18)     Directly held by LG&E Power 31, L.P.
         (19)     Indirectly held through LQC LP, LLC

ITEM 2.   ACQUISITIONS OR SALES OF UTILITY ASSETS

     The following is a brief description of acquisitions or sales by each system company of utility plants in service or under construction.

     In June 2001, LG&E and KU purchased 53% and 47% interests respectively, in two combustion turbines under construction at the E.W. Brown (123 mw) and Paddy's Run (178 mw) stations in Kentucky. The equipment was purchased from LG&E Capital Corp. for an aggregate purchase price of approximately $98 million. The equipment was placed into service during 2001 and carried on the books at year-end at an aggregate value of approximately $109 million.

ITEM 3.   ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES

     The following is a brief description of all issuances, sales or pledges of securities by each system company and all guaranties or assumptions by each system company, not already included in a Rule 24 Certificate.

                          NAME OF SYSTEM      PRINCIPAL AMOUNT                                        COMMISSION
   NAME OF ISSUER AND   COMPANY ISSUING OR    OR STATED VALUE       DATE OF      PROCEEDS BEFORE    AUTHORIZATION/
     TITLE OF ISSUE     SELLING SECURITIES    ISSUED AND SOLD     TRANSACTION   ISSUANCE EXPENSES     EXEMPTION
     --------------     ------------------    ---------------     -----------   -----------------     ---------
None.

ITEM 4.   ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES

     The following is a brief description of any system securities acquired, redeemed or retired.

                          NAME OF
      NAME OF            ACQUIRING/          SHARES OR                            EXTINGUISHED (E)       COMMISSION
     ISSUER AND          REDEEMING       PRINCIPAL AMOUNT                            OR HELD FOR           AUTHOR./
   TITLE OF ISSUE         COMPANY        RETIRED OR REDEEMED     CONSIDERATION     DISPOSITION (D)       EXEMPTION
   --------------         -------        -------------------     -------------     ---------------       ---------
  LG&E Capital Corp   LG&E Capital Corp.     $150 million        $150 million       Extinguished          Rule 42
  Floating Rate
  Notes Due 2001

ITEM 5.   INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES AS OF
          DECEMBER 31, 2001

1.   Investments in Persons Operating in Retail Service Area of Owner

                              AGGREGATE AMOUNT OF INVESTMENTS
                             IN PERSONS (ENTITIES) OPERATING IN     NUMBER OF                    DESCRIPTION
          NAME OF              RETAIL SERVICE AREA OF OWNER         PERSONS                      OF PERSONS
          COMPANY                     (IN THOUSANDS)               (ENTITIES)                    (ENTITIES)
     -----------------       ----------------------------------    ----------        -------------------------------------
     LG&E Energy Corp.              $200,000                           1                   Housing Development Fund
     Kentucky Utilities Company      $10,000                           1               Lexington Industrial Foundation
     LG&E Energy Marketing Inc,           $0                           1               Develops energy-field monitoring
                                                                                            equipment and services

2.       Investments in Securities not included in Item 5, No. 1:

  NAME OF
  SYSTEM            NAME OF       DESCRIPTION OF     NUMBER OF       % OF VOTING      NATURE OF        OWNER'S
  COMPANY           ISSUER           SECURITY          SHARES           POWER          BUSINESS       BOOK VALUE
  -------           ------        --------------     ---------       -----------      ---------       -----------
LG&E Energy Corp.  Goldman Sachs   Money market     16.4 million         .1%        Money market      $16,400,000
                   Financial       mutual fund                                      mutual fund
                   Square
                   Federal Fund

LG&E Energy        Woodlands       Class A Voting        75              15%        Develops                 $150
Marketing Inc.     Technology,     Class B Non-Voting    75                         software for
                   LLC                                                              energy-
                                                                                    marketing
                                                                                    applications

ITEM 6.   OFFICERS AND DIRECTORS

          PART I. NAME, PRINCIPAL BUSINESS ADDRESS AND POSITIONS HELD AS OF DECEMBER 31, 2001

     The following are the abbreviations used for the positions of officers and directors of all system companies as of December 31, 2001 for the following table:

Assistant Secretary................................AS
Chairman of the Board..............................CB
Chairman of the Review Committee..................CRC
Chief Administrative Officer......................CAO
Chief Executive Officer...........................CEO
Chief Financial Officer...........................CFO

Chief Operating Officer...........................COO
Controller/Comptroller..............................C
Corporate Secretary................................GS
Director............................................D
General Counsel....................................GC
President...........................................P
Secretary...........................................S
Senior Vice President.............................SVP
Treasurer...........................................T
Vice President.....................................VP
Executive Vice President..........................EVP

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                          POWERGEN PLC
Mr. Nicholas Peter Baldwin                                 City Point                            CEO
Sir Frederick William Crawford                        1 Ropemaker Street                          D
Dr. Christopher Shaw Gibson-Smith                   London, England EC2Y 9 HT                     D
Mr. Sydney Gillibrand                                                                             D
Mr. Peter Charles Fletcher Hickson                                                               CFO
Dr. David Kwok- Po Li                                                                             D
Mr. Thomas Andrew Oates                                                                           D
Mr. Victor A. Staffieri                                                                      D / COO(US)
Mr. Edmund Arthur Wallis                                                                         CB
Mr. Peter Michael Wilson                                                                          D
Mr. David John Jackson                                                                          S, GC

                                                  POWERGEN US HOLDINGS LIMITED
Mr. David Owen Beynon                                       City Point                            D
Mr. David John Jackson                                 1 Ropemaker Street                       D, S
Mr. Graham John Wood                               London, England EC2Y 9 HT                      D

                                                      ERGON US INVESTMENTS
Mr. David Owen Beynon                                      City Point                             D
Mr. David John Jackson                                 1 Ropemaker Street                       D, S
Mr. Graham John Wood                                London, England EC2Y 9HT                      D

                                                    POWERGEN US INVESTMENTS
Mr. David Owen Beynon                                      City Point                             D
Mr. David John Jackson                                1 Ropemaker Street                        D, S
Mr. Graham John Wood                                London, England EC2Y 9 HT                     D

                                                    POWERGEN LUXEMBOURG SARL
Mr. David Owen Beynon                                     99 Grand-rue                            D
Mr. Jack Groesbeek                                    Luxembourg L-1661                           D
Mr. Eric Peter Isaac                                                                              D
Mr. Ronald L. Miller                                                                              D

                                               POWERGEN LUXEMBOURG HOLDINGS SARL
Mr. David Owen Beynon                                     99 Grand-rue                            D
Mr. Jack Groesbeek                                     Luxembourg L-1661                          D
Mr. Eric Peter Isaac                                                                              D
Mr. Ronald L. Miller                                                                              D

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                  POWERGEN US SECURITIES LTD.
Mr. David Owen Beynon*                                     City Point                             D
Ms. Susan Kitchin*                                     1 Ropemaker Street                         D
                                                    London, England EC2Y 9HT

                                              POWERGEN LUXEMBOURG INVESTMENTS SARL
Mr. David Owen Beynon                                     99 Grand-rue                            D
Mr. Jack Groesbeek                                     Luxembourg L-1661                          D
Mr. Eric Peter Isaac                                                                              D
Mr. Ronald L. Miller                                                                              D

                                              POWERGEN LUXEMBOURG SECURITIES SARL
Mr. David Owen Beynon                                     99 Grand-rue                            D
Mr. Jack Groesbeek                                     Luxembourg L-1661                          D
Mr. Eric Peter Isaac                                                                              D
Mr. Ronald L. Miller                                                                              D

                                                 POWERGEN US INVESTMENTS CORP.
Mr. David Jackson                                     220 West Main Street                  D, CEO, P, T
Mr. Ronald Miller                                  Louisville, Kentucky 40202                   D, AS
Mr. S. Bradford Rives                                                                             D
Mr. Daniel K. Arbough                                                                             T

                                                    POWERGEN US FUNDING LLC
Mr. David John Jackson                         c/o The Corporation Trust Company          Authorized Person
Mr. Graham John Wood                                   1209 Orange Street                 Authorized Person
                                                           Wilmington
                                                       New Castle County
                                                         Delaware 19801

                                                       LG&E ENERGY CORP.
Mr. David J. Jackson                                  220 West Main Street                        D
Mr. Victor A. Staffieri                           Louisville, Kentucky 40202                D, CB, CEO, P
Mr. Nicholas P. Baldwin                                                                           D
Mr. Richard Aitken-Davies                                                                        CFO
Mr. Daniel K. Arbough                                                                             T
Mr. Martyn Gallus                                                                                SVP
Mr. Bruce Hamilton                                                                               VP
Mr. Chris Hermann                                                                                SVP
Mr. John R. McCall                                                                           EVP, GC, CS
Mr. Frederick J. Newton III                                                                   SVP, CAO
Mr. S. Bradford Rives                                                                          SVP, C
Mr. A. Roger Smith                                                                               SVP
Mr. Paul W. Thompson                                                                             SVP
Mr. Dave Vogel                                                                                   VP
Ms. Wendy C. Welsh                                                                               SVP

----------
*  Aa of July 25,2001

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                              LOUISVILLE GAS AND ELECTRIC COMPANY
Mr. David J. Jackson                                  220 West Main Street                        D
Mr. Edmund A. Wallis                              Louisville, Kentucky 40202                      D
Sir Frederick Crawford                                                                            D
Mr. Sydney Gillibrand                                                                             D
Dr. David K-P Li                                                                                  D
Mr. Victor A. Staffieri                                                                     D, CB, CEO, P
Mr. Nicholas P. Baldwin                                                                           D
Mr. Richard Aitken-Davies                                                                        CFO
Mr. Daniel K. Arbough                                                                             T
Mr. Michael S. Beer                                                                              VP
Mr. Martyn Gallus                                                                                SVP
Mr. Bruce Hamilton                                                                               VP
Mr. Chris Hermann                                                                                SVP
Mr. John R. McCall                                                                        SVP, GC, CS, EVP
Mr. Frederick J. Newton III                                                                   SVP, CAO
Mr. S. Bradford Rives                                                                          SVP, C
Mr. A. Roger Smith                                                                               SVP
Mr. Paul W. Thompson                                                                             SVP
Mr. Dave Vogel                                                                                   VP
Ms. Wendy C. Welsh                                                                               SVP

                                                      LG&E RECEIVABLES LLC
Mr. Victor A. Staffieri                               220 West Main Street                      D, VP
Mr. Richard Aitken-Davies                          Louisville, Kentucky 40202                   D, P
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. Donald J. Mullineaux                                                                          D
Mr. Frederick J. Newton                                                                          VP
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                   KENTUCKY UTILITIES COMPANY
Mr. David J. Jackson                                   One Quality Street                         D
Mr. Edmund A. Wallis                             Lexington, Kentucky 40507-1428                   D
Sir Frederick Crawford                                                                            D
Mr. Sydney Gillibrand                                                                             D
Dr. David K-P Li                                                                                  D
Mr. Victor A. Staffieri                                                                     D, CB, CEO, P
Mr. Nicholas P. Baldwin                                                                           D
Mr. Richard Aitken-Davies                                                                        CFO
Mr. Daniel K. Arbough                                                                             T
Mr. Michael S. Beer                                                                              VP
Mr. Martyn Gallus                                                                                SVP
Mr. Bruce Hamilton                                                                               VP
Mr. Chris Hermann                                                                                SVP
Mr. John R. McCall                                                                           EVP, GC, CS
Mr. Frederick J. Newton III                                                                   SVP, CAO
Mr. S. Bradford Rives                                                                          SVP, C
Mr. A. Roger Smith                                                                               SVP

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
Mr. Paul W. Thompson                                                                             SVP
Mr. Dave Vogel                                                                                   VP
Ms. Wendy C. Welsh                                                                               SVP

                                                       KU RECEIVABLES LLC
Mr. Victor A. Staffieri                                One Quality Street                         D
Mr. Richard Aitken-Davies                          Lexington, Kentucky 40507                    D, P
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. Donald J. Mullineaux                                                                          D
Mr. Frederick J. Newton                                                                          VP
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                      ELECTRIC ENERGY INC.
Unknown or not available.

                                                  LEXINGTON UTILITIES COMPANY
Mr. Chris Hermann                                      One Quality Street                         D
Mr. Victor A. Staffieri                          Lexington, Kentucky 40507-1428                 D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                  LG&E ENERGY FOUNDATION INC.
Mr. Victor A. Staffieri                               220 West Main Street                      D, P
Mr. S. Bradford Rives                              Louisville, Kentucky 40202                 D, VP, T
Mr. John R. McCall                                                                            D, VP, S
Mr. Frederick J. Newton III                                                                  D, VP, CRC
Mr. Rudolph W. Keeling                                                                           VP

                                                   LG&E ENERGY MARKETING INC.
Mr. Richard Aitken-Davies                           12500 Fair Lakes Circle                    D, SVP
Mr. John R. McCall                                  Fairfax, Virginia 22023                   D, VP, S
Mr. Victor A. Staffieri                                                                         D, CB
Mr. Martyn Gallus                                                                               D, P
Mr. Paul W. Thompson                                                                             SVP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                  LG&E ENERGY SETTLEMENTS INC.
Mr. Victor A. Staffieri                               220 West Main Street                      D, P
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. Richard Aitken-Davies                                                                    D, VP, CFO
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. Daniel K. Arbough                                                                             T
Mr. Ron Miller                                                                                   VP

                                                   LG&E ENERGY SERVICES INC.
Mr. John R. McCall                                    220 West Main Street                    D, VP, S
Mr. Victor A. Staffieri                            Louisville, Kentucky 40202               D, CB, CEO, P

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
Mr. Richard Aitken-Davies                                                                      VP, CFO
Mr. Frederick J. Newton III                                                                      VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                       LG&E CAPITAL CORP.
Mr. S. Bradford Rives                                 220 West Main Street                    D, VP, C
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. Victor A. Staffieri                                                                      D, CB, CEO
Mr. Richard Aitken-Davies                                                                       D, P
Mr. Frederick J. Newton, III                                                                     VP
Mr. A. Roger Smith                                                                               VP
Mr. Daniel K. Arbough                                                                             T

                                                       LG&E CREDIT CORP.
Mr. S. Bradford Rives                                 220 West Main Street                    D, VP, C
Mr. Paul W. Thompson                               Louisville, Kentucky 40202                     D
Mr. Chris Hermann                                                                                 D
Mr. Victor A. Staffieri                                                                         D, P
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                           LNGCL INC.
Mr. S. Bradford Rives                                  1209 Orange Street                     D, VP, C
Mr. John R. McCall                                 Wilmington, Delaware 19801                 D, VP, S
Mr. Richard Aitken-Davies                                                                       D, P
Mr. Victor A. Staffieri                                                                           D
Mr. Daniel K. Arbough                                                                             T

                                                           LNGCG INC.
Mr. S. Bradford Rives                                  1209 Orange Street                     D, VP, C
Mr. John R. McCall                                 Wilmington, Delaware 19801                 D, VP, S
Mr. Richard Aitken-Davies                                                                       D, P
Mr. Victor A. Staffieri                                                                           D
Mr. Daniel K. Arbough                                                                             T

                                            LG&E ENERGY PRIVATIZATION SERVICES INC.
Mr. S. Bradford Rives                                 220 West Main Street                    D, VP, C
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. Victor A. Staffieri                                                                         D, P
Mr. Daniel K. Arbough                                                                             T

                                                       LG&E ENERTECH INC.
Mr. S. Bradford Rives                                 220 West Main Street                    D, VP, C
Mr. Paul W. Thompson                               Louisville, Kentucky 40202                   D, VP
Mr. Victor A. Staffieri                                                                         D, CB
Mr. Chris Hermann                                                                                 P
Mr. John R. McCall                                                                              S, VP
Mr. Daniel K. Arbough                                                                             T

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                    LG&E HOME SERVICES INC.
Mr. Victor A. Staffieri                               220 West Main Street                      D, CB
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. Dave Vogel                                                                                    P
Mr. Chris Hermann                                                                                VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                    LG&E ENERTECH TEXAS LLC
Mr. Victor A. Staffieri                           1450 Hughes Road, Suite 500                     D
Mr. Richard Aitken-Davies                            Grapevine, Texas 76051                       D
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. Dave Vogel                                                                                    P
Mr. Daniel K. Arbough                                                                             T
Mr. John R. McCall                                                                              VP, S

                                               ENERTECH ENERGY DEVELOPMENT, L.P.
No Directors or Officers were elected.            1450 Hughes Road, Suite 500
                                                     Grapevine, Texas 76051

                                                       LG&E INTERNATIONAL
Mr. John R. McCall                                    220 West Main Street                    D, VP, S
Mr. Victor A. Staffieri                            Louisville, Kentucky 40202                   D, P
Mr. Richard Aitken-Davies                                                                       D, VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                   LG&E MENDOZA SERVICES INC.
Mr. Paul W. Thompson                                  c/o Maples & Calder                         D
Mr. S. Bradford Rives                                     P.O. Box 309                         D, P, C
Mr. Victor A. Staffieri                           Grand Cayman, Cayman Islands                  D, VP
Mr. Bruce Hamilton                                    British West Indies                        VP
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                  LG&E POWER VENEZUELA I, INC.
Mr. Richard Aitken-Davies                             c/o Maples & Calder                    D, VP, CFO
Mr. Victor A. Staffieri                                   P.O. Box 309                            D
Mr. S. Bradford Rives                             Grand Cayman, Cayman Islands                 D, P, C
Mr. John R. McCall                                    British West Indies                       VP, S
Mr. Daniel K. Arbough                                                                             T

                                                     LG&E POWER SPAIN INC.
Mr. A. Roger Smith                                    220 West Main Street                        D
Mr. Victor A. Staffieri                            Louisville, Kentucky 40202                   D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. S. Bradford Rives                                                                           VP, C
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                      LG&E POWER SPAIN LLC
No officers or directors were elected.                220 West Main Street
                                                   Louisville, Kentucky 40202

                                                        K.W. TARIFA S.A.
Unknown or not available.

                                                  LG&E POWER ARGENTINA I, INC.
Mr. S. Bradford Rives                                 220 West Main Street                    D, VP, C
Mr. Victor A. Staffieri                            Louisville, Kentucky 40202                   D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. A. Roger Smith                                                                               VP
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                  LG&E POWER ARGENTINA II INC.
Mr. John R. McCall                                    220 West Main Street                    D, VP, S
Mr. Victor A. Staffieri                            Louisville, Kentucky 40202                   D, P
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. A. Roger Smith                                                                               VP
Mr. Daniel K. Arbough                                                                             T

                                              DISTRIBUIDORA DE GAS DEL CENTRO S.A.
Unknown or not available.

                                                INVERSORA DE GAS DEL CENTRO S.A.

Unknown or not available.

                                                DISTRIBUIDORA DE GAS CUYANA S.A.
Unknown or not available.

                                                  INVERSORA DE GAS CUYANA S.A.
Unknown or not available.

                      .                                   INVERGAS S.A
Unknown or not available.

                                               GAS NATURAL S.D.G. ARGENTINA S.A.
Unknown or not available.

                                                  SERVICONFORT ARGENTINA S.A.
Unknown or not available.

                                                  LG&E POWER AUSTRALIA I INC.
Mr. Richard Aitken-Davies                             220 West Main Street                      D, P

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                   LG&E AUSTRALIA PTY LIMITED
Unknown or not available.

                                                        LG&E CENTRO S.A.
Unknown or not available.

                                                    LG&E POWER FINANCE INC.
Mr. Paul W. Thompson                                  220 West Main Street                      D, P
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                  LG&E POWER ARGENTINA III LLC
Mr. S. Bradford Rives                                 220 West Main Street                    D, VP, C
Mr. Richard Aitken-Davies                          Louisville, Kentucky 40202                   D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Daniel K. Arbough                                                                             T

                                                           WKE CORP.
Mr. A. Roger Smith                                    220 West Main Street                      D, VP
Mr. Victor A. Staffieri                            Louisville, Kentucky 40202                     D
Mr. John R. McCall                                                                            D, VP, S
Ms. Deborah D. Dewey                                                                              P
Mr. Paul W. Thompson                                                                             VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                      WKE STATION TWO INC.
Mr. A. Roger Smith                                    220 West Main Street                      D, VP
Mr. Victor A. Staffieri                            Louisville, Kentucky 40202                     D
Mr. John R. McCall                                                                            D, VP, S
Ms. Deborah D. Dewey                                                                              P
Mr. Paul W. Thompson                                                                             VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                 WESTERN KENTUCKY ENERGY CORP.
Mr. A. Roger Smith                                    220 West Main Street                      D, VP
Mr. Victor A. Staffieri                            Louisville, Kentucky 40202                     D
Mr. John R. McCall                                                                            D, VP, S
Ms. Deborah D. Dewey                                                                              P
Mr. Paul W. Thompson                                                                             VP

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                      WKE FACILITIES CORP.
Mr. A. Roger Smith                                    220 West Main Street                      D, VP
Mr. Victor A. Staffieri                            Louisville, Kentucky 40202                     D
Mr. John R. McCall                                                                            D, VP, S
Ms. Deborah D. Dewey                                                                              P
Mr. Paul W. Thompson                                                                             VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                            LCC LLC
Mr. Victor A. Staffieri                               220 West Main Street                        D
Mr. A. Roger Smith                                 Louisville, Kentucky 40202                   D, P
Mr. John R. McCall                                                                            D, VP, S
Ms. Deborah D. Dewey                                                                             VP
Mr. Paul W. Thompson                                                                             VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                            FCD LLC
Mr. A. Roger Smith                                    220 West Main Street                        P
Ms. Deborah D. Dewey                               Louisville, Kentucky 40202                    VP
Mr. Paul W. Thompson                                                                             VP
Mr. S. Bradford Rives                                                                            VP
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                   EXCALIBUR DEVELOPMENT LLC
Ms. Deborah D. Dewey                                  220 West Main Street                        P
Mr. A. Roger Smith                                 Louisville, Kentucky 40202                    VP
Mr. Paul W. Thompson                                                                             VP
Mr. John R. McCall                                                                              VP, S
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                        LG&E POWER INC.
Mr. John R. McCall                                    220 West Main Street                    D, VP, S
Mr. A. Roger Smith                                 Louisville, Kentucky 40202                   D, P
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. Victor A. Staffieri                                                                           D
Mr. Richard Aitken-Davies                                                                      D, CFO
Mr. Paul W. Thompson                                                                             SVP
Mr. Bruce Hamilton                                                                               VP
Mr. Daniel K. Arbough                                                                             T

                                           LG&E POWER ENGINEERS AND CONSTRUCTORS INC.
Mr. A. Roger Smith                               575 Anton Boulevard, Suite 250                 D, P
Mr. S. Bradford Rives                             Costa Mesa, California 92626                D, VP, C
Mr. Paul W. Thompson                                                                              D

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
Mr. Victor A. Staffieri                                                                           D
Mr. David A. Gubser                                                                              VP
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                  LG&E POWER CONSTRUCTORS INC.
Mr. A. Roger Smith                               575 Anton Boulevard, Suite 250                 D, P
Mr. S. Bradford Rives                             Costa Mesa, California 92626                D, VP, C
Mr. David A. Gubser                                                                             D, VP
Mr. Victor A. Staffieri                                                                           D
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                    ULTRACLEAN INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. David A. Gubser                               Costa Mesa, California 92626                    D
Mr. Victor A. Staffieri                                                                           D
Mr. A. Roger Smith                                                                              D, P
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                    LG&E POWER SERVICES LLC
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. A. Roger Smith                                Costa Mesa, California 92626                  D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Robert E. Henriques                                                                          VP
Mr. Daniel K. Arbough                                                                             T

                                                   LG&E POWER OPERATIONS INC.
Mr. A. Roger Smith                               575 Anton Boulevard, Suite 250                 D, P
Mr. John R. McCall                                Costa Mesa, California 92626                D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                 LG&E/KELSO POWER PARTNERS L.P.
No Directors or Officers were elected.

                                                       HD/WS CORPORATION
Mr. A. Roger Smith                               575 Anton Boulevard, Suite 250                 D, P
Mr. John R. McCall                                Costa Mesa, California 92626                D, VP, S
Mr. W. Michael Lepchitz                                                                         D, VP
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                  LG&E WESTMORELAND RENSSELAER
No Directors or Officers were elected.

                                                   LG&E POWER 5 INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. John R. McCall                                Costa Mesa, California 92626                D, VP, S
Mr. A. Roger Smith                                                                              D, P
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                BABCOCK-ULTRAPOWER WEST ENFIELD
No Directors or Officers were elected.

                                                   LG&E POWER 6 INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. John R. McCall                                Costa Mesa, California 92626                D, VP, S
Mr. A. Roger Smith                                                                              D, P
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                  BABCOCK-ULTRAPOWER JONESBORO
No Directors or Officers were elected.

                                                   LG&E POWER 11 INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. A. Roger Smith                                Costa Mesa, California 92626                  D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                 LG&E SOUTHAMPTON INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. A. Roger Smith                                Costa Mesa, California 92626                  D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                     LG&E SOUTHAMPTON L.P.
No Directors or Officers were elected.

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                   LG&E POWER 12 INCORPORATED
Mr. A. Roger Smith                               575 Anton Boulevard, Suite 250                 D, P
Mr. S. Bradford Rives                             Costa Mesa, California 92626                D, VP, C
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                  LG&E ALTAVISTA INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. A. Roger Smith                                Costa Mesa, California 92626                  D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                      LG&E ALTAVISTA L.P.
No Directors or Officers were elected.

                                                   LG&E POWER 13 INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. A. Roger Smith                                Costa Mesa, California 92626                  D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Daniel K. Arbough                                                                             T

                                                   LG&E HOPEWELL INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. A. Roger Smith                                Costa Mesa, California 92626                  D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                        LG&E HOPEWELL LP
No Directors or Officers were elected.

                                                   LG&E POWER 14 INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. Victor A. Staffieri                           Costa Mesa, California 92626                    D
Mr. John R. McCall                                                                            D, VP, S
Mr. A. Roger Smith                                                                              D, P
Mr. Daniel K. Arbough                                                                             T

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                   LG&E POWER 14-BUENA VISTA
No Directors or Officers were elected.

                                                   LG&E POWER 16 INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. A. Roger Smith                                Costa Mesa, California 92626                  D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                   LG&E ROANOKE INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. A. Roger Smith                                Costa Mesa, California 92626                  D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                     LG&E ROANOKE VALLEY LP
No Directors or Officers were elected.

                                                   WESTMORELAND-LG&E PARTNERS
No Directors or Officers were elected.

                                                   LG&E POWER 18 INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. A. Roger Smith                                Costa Mesa, California 92626                  D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                 LG&E ERIE PARTNER INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. A. Roger Smith                                Costa Mesa, California 92626                  D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Paul W. Thompson                                                                             VP
Mr. Daniel K. Arbough                                                                             T

                                                    ERIE POWER PARTNERS L.P.
No Directors or Officers were elected.

                                                   LG&E POWER 21 INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. John R. McCall                                Costa Mesa, California 92626                D, VP, S
Mr. A. Roger Smith                                                                              D, P

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                LG&E POWER 21 WIND INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. John R. McCall                                Costa Mesa, California 92626                D, VP, S
Mr. A. Roger Smith                                                                              D, P
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                       LG&E POWER 21 L.P.
No Directors or Officers were elected.

                                                  WINDPOWER PARTNERS 1993 L.P.
No Directors or Officers were elected.

                                                   LG&E POWER 22 INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. A. Roger Smith                                Costa Mesa, California 92626                  D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                   LG&E POWER 29 INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. A. Roger Smith                                Costa Mesa, California 92626                  D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Paul W. Thompson                                                                             VP
Mr. Daniel K. Arbough                                                                             T

                                                   LG&E POWER 31 INCORPORATED
Mr. A. Roger Smith                               575 Anton Boulevard, Suite 250                 D, P
Mr. John R. McCall                                Costa Mesa, California 92626                D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                           LQ GP, LLC
No Directors or Officers were elected.

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                LG&E POWER 31 WIND INCORPORATED
Mr. A. Roger Smith                               575 Anton Boulevard, Suite 250                 D, P
Mr. John R. McCall                                Costa Mesa, California 92626                D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                       LG&E POWER 31 L.P.
No Directors or Officers were elected.

                                                  WINDPOWER PARTNERS 1994 L.P.
No Directors or Officers were elected.

                                                           LQC LP LLC
No Directors or Officers were elected.

                                                   LG&E POWER 25 INCORPORATED
Mr. A. Roger Smith                               575 Anton Boulevard, Suite 250                 D, P
Mr. S. Bradford Rives                             Costa Mesa, California 92626                D, VP, C
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Daniel K. Arbough                                                                             T

                                                   LG&E POWER 26 INCORPORATED
Mr. A. Roger Smith                               575 Anton Boulevard, Suite 250                 D, P
Mr. S. Bradford Rives                             Costa Mesa, California 92626                D, VP, C
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. Daniel K. Arbough                                                                             T

                                                  LG&E POWER DEVELOPMENT INC.
Mr. Victor A. Staffieri                             12500 Fair Lakes Circle                       D
Mr. Richard Aitken-Davies                           Fairfax, Virginia 22023                     D, P
Mr. Paul W. Thompson                                                                           D, SVP
Mr. A. Roger Smith                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                  AMERICAN POWER, INCORPORATED
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, VP, C
Mr. A. Roger Smith                                Costa Mesa, California 92626                  D, P
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                     LG&E POWER MONROE LLC
Mr. A. Roger Smith                                    220 West Main Street                      D, P
Mr. Richard Aitken-Davies                          Louisville, Kentucky 40202                     D
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce Hamilton                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Paul W. Thompson                                                                             VP
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                              ULTRASYSTEMS CONSTRUCTION CO., INC.
Mr. S. Bradford Rives                            575 Anton Boulevard, Suite 250               D, P, CFO
Mr. John R. McCall                                Costa Mesa, California 92626                D, VP, S
Mr. Daniel K. Arbough                                                                             T

                                                     HD ENERGY CORPORATION
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. John R. McCall                                    Dallas, Texas 75207                     D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. A. Roger Smith                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                          NuHPI, INC.
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. John R. McCall                                    Dallas, Texas 75207                     D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. A. Roger Smith                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                              ULTRAPOWER BIOMASS FUELS CORPORATION
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. John R. McCall                                    Dallas, Texas 75207                     D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. A. Roger Smith                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                               HADSON POWER LIVE OAK INCORPORATED
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. John R. McCall                                    Dallas, Texas 75207                     D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. A. Roger Smith                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                    ULTRAFUELS INCORPORATED
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. Victor A. Staffieri                               Dallas, Texas 75207                         D
Mr. John R. McCall                                                                            D, VP, S
Mr. A. Roger Smith                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                   ULTRAFUELS 1 INCORPORATED
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. John R. McCall                                    Dallas, Texas 75207                     D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. A. Roger Smith                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                  HADSON FINANCIAL CORPORATION
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. Victor A. Staffieri                               Dallas, Texas 75207                         D
Mr. S. Bradford Rives                                                                           VP, C
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                      LLANO GATHERING INC.
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. John R. McCall                                    Dallas, Texas 75207                     D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. A. Roger Smith                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T
                                                       LLANO STORAGE INC.
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. John R. McCall                                    Dallas, Texas 75207                     D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. A. Roger Smith                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                        LG&E CROWN INC.
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. John R. McCall                                    Dallas, Texas 75207                     D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. A. Roger Smith                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                      POWERTEX PARENT INC.
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. John R. McCall                                    Dallas, Texas 75207                     D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. A. Roger Smith                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                   LG&E MINOR FACILITIES INC.
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. John R. McCall                                    Dallas, Texas 75207                     D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. A. Roger Smith                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                   LG&E POWER GREGORY I INC.
Mr. Richard Aitken-Davies                             220 West Main Street                        D
Mr. A. Roger Smith                                 Louisville, Kentucky 40202                   D, P
Mr. Victor A. Staffieri                                                                           D
Mr. S. Bradford Rives                                                                           VP, C
Mr. Paul W. Thompson                                                                             VP
Mr. Bruce Hamilton                                                                               VP
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                   GREGORY POWER PARTNERS LP
No Directors or Officers were elected.

                                                   LG&E POWER GREGORY II INC.
Mr. Richard Aitken-Davies                             220 West Main Street                        D
Mr. A. Roger Smith                                 Louisville, Kentucky 40202                   D, P
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Paul W. Thompson                                                                             VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                      GREGORY PARTNERS LLC
No Directors or Officers were elected.

                                                  LG&E POWER GREGORY III INC.
Mr. Richard Aitken-Davies                             220 West Main Street                        D
Mr. A. Roger Smith                                 Louisville, Kentucky 40202                   D, P
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Paul W. Thompson                                                                             VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                   LG&E POWER GREGORY IV INC.
Mr. A. Roger Smith                                    220 West Main Street                      D, P
Mr. Richard Aitken-Davies                          Louisville, Kentucky 40202                     D
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Paul W. Thompson                                                                             VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                             ULTRASYSTEMS SMALL POWER, INCORPORATED
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. A. Roger Smith                                    Dallas, Texas 75207                       D, VP
Mr. Victor A. Staffieri                                                                           D
Mr. S. Bradford Rives                                                                           VP, C
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                           VP, T

                                            ULTRASYSTEMS SMALL POWER 1, INCORPORATED
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. A. Roger Smith                                    Dallas, Texas 75207                       D, VP
Mr. Victor A. Staffieri                                                                           D
Mr. S. Bradford Rives                                                                           VP, C
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                             LG&E NATURAL INDUSTRIAL MARKETING CO.
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. A. Roger Smith                                    Dallas, Texas 75207                       D, VP
Mr. Victor A. Staffieri                                                                           D
Mr. S. Bradford Rives                                                                           VP, C
Mr. Paul W. Thompson                                                                             VP
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                       HADSON FUELS, INC.
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. A. Roger Smith                                    Dallas, Texas 75207                       D, VP
Mr. Victor A. Staffieri                                                                           D
Mr. S. Bradford Rives                                                                           VP, C
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                    TRIPLE T SERVICES, INC.
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                 D, P
Mr. A. Roger Smith                                    Dallas, Texas 75207                       D, VP
Mr. Victor A. Staffieri                                                                           D
Mr. S. Bradford Rives                                                                           VP, C
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                    LG&E NATURAL CANADA INC.
Mr. Richard Aitken-Davies                       277 Stemmons Freeway, Suite 1700                D, P
Mr. A. Roger Smith                                    Dallas, Texas 75207                       D, VP
Mr. Victor A. Staffieri                                                                           D
Mr. John R. McCall                                                                                D
Mr. S. Bradford Rives                                                                           VP, C
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                    LG&E FUELS SERVICES INC.
Mr. A. Roger Smith                                    220 West Main Street                      D, P
Mr. Victor A. Staffieri                            Louisville, Kentucky 40202                     D
Mr. John R. McCall                                                                            D, VP, S
Mr. S. Bradford Rives                                                                           VP, C
Mr. Daniel K. Arbough                                                                             T

                                                   LG&E POWER TIGER CREEK LLC
Mr. Paul W. Thompson                                  220 West Main Street                        P
Mr. Bruce Hamilton                                 Louisville, Kentucky 40202                    VP
Mr. A. Roger Smith                                                                               VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. John R. McCall                                                                              VP, S

                                                     KUCC PARIS CORPORATION
Mr. A. Roger Smith                                    220 West Main Street                      D, P
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                   TENASKA III PARTNERS LTD.
No Directors or Officers were elected.

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                   TENASKA III TEXAS PARTNERS
No Directors or Officers were elected.

                                                   KUCC FERNDALE CORPORATION
Mr. A. Roger Smith                                    220 West Main Street                      D, P
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                TENASKA WASHINGTON PARTNERS L.P.
No Directors or Officers were elected.

                                                  KUCC PORTLAND 34 CORPORATION
Mr. A. Roger Smith                                    220 West Main Street                      D, P
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                  PORTLAND 34 LTD. CORPORATION
Mr. A. Roger Smith                                    220 West Main Street                      D, P
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. Victor A. Staffieri                                                                           D
Mr. Bruce D. Hamilton                                                                            VP
Mr. Daniel K. Arbough                                                                             T

                                                        PORTLAND 34 L.P.
No Directors or Officers were elected.

                                                    KU SOLUTIONS CORPORATION
Mr. Richard Aitken-Davies                             220 West Main Street                      D, P
Mr. Victor A. Staffieri                            Louisville, Kentucky 40202                     D
Mr. Paul W. Thompson                                                                            D, VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. John R. McCall                                                                              VP, S
Mr. Daniel K. Arbough                                                                             T

                                                    KUCC GRIMES CORPORATION
Mr. A. Roger Smith                                    220 West Main Street                      D, P
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. Victor A. Staffieri                                                                           D
Mr. Daniel K. Arbough                                                                             T

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                   KUCC GRIMES GP CORPORATION
Mr. A. Roger Smith                                    220 West Main Street                      D, P
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. Victor A. Staffieri                                                                           D
Mr. Daniel K. Arbough                                                                             T

                                                   KUCC GRIMES LP CORPORATION
Mr. A. Roger Smith                                    220 West Main Street                      D, P
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. Victor A. Staffieri                                                                           D
Mr. Daniel K. Arbough                                                                             T

                                                       FSF MINERALS INC.
Mr. A. Roger Smith                                    220 West Main Street                      D, P
Mr. John R. McCall                                 Louisville, Kentucky 40202                 D, VP, S
Mr. Victor A. Staffieri                                                                           D
Ms. Deborah D. Dewey                                                                             VP
Mr. Daniel K. Arbough                                                                             T

                                                 CRC-EVANS INTERNATIONAL, INC.
Mr. Victor A. Staffieri                           11601 N. Houston Roslyn Road                   D, P
Mr. Richard Aitken-Davies                             Houston, Texas 77086                      D, VP
Mr. Frederick J. Newton, III                                                                    D, VP
Mr. S. Bradford Rives                                                                         D, VP, C
Mr. John R. McCall                                                                            D, VP, S
Mr. A. Roger Smith                                                                               VP
Mr. John P. Fendig                                                                               AS
Mr. Daniel K. Arbough                                                                             T

                                             CRC-EVANS PIPELINE INTERNATIONAL, INC.
Mr. C. Paul Evans                                 11601 N. Houston Roslyn Road                  D, P
Mr. M. Timothy Carey                                  Houston, Texas 77086                     D, CEO
Mr. Victor A. Staffieri                                                                           D
Mr. Richard Aitken-Davies                                                                         D
Mr. A. Roger Smith                                                                                D
Mr. John R. McCall                                                                            D, VP, S
Mr. Windell D. Norris, Jr.                                                                       VP
Mr. Mark W. Biggers                                                                              CFO
Mr. Richard L. Jones                                                                              P
Mr. Geurt W. Meijer                                                                              VP
Mr. Michael P. Smith                                                                             COO
Mr. Laurence Wenger                                                                               P
Mr. John P. Fendig                                                                               AS

              NAME                                 PRINCIPAL BUSINESS ADDRESS                 POSITION
--------------------------------------     ------------------------------------------     -----------------
                                                         CRC-EVANS B.V.
Unknown or not available.

                                                     CRC-EVANS CANADA LTD.
Unknown or not available.

                                                  PIPELINE INDUCTION HEAT LTD.
Unknown or not available.

                                                CRC-EVANS WEIGHTING SYSTEMS INC.
Mr. C. Paul Evans(Chairman)                       11601 N. Houston Roslyn Road                    D
Mr. M. Timothy Carey                                  Houston, Texas 77086                    D, CEO, P
Mr. Victor A. Staffieri                                                                           D
Mr. A. Roger Smith                                                                              D, VP
Mr. Richard Aitken-Davies                                                                       D, VP
Mr. John R. McCall                                                                            D, VP, S
Mr. Windell P. Norris, Jr.                                                                       VP
Mr. James M. McGill                                                                              VP
Mr. S. Bradford Rives                                                                           VP, C
Mr. Mark W. Biggers                                                                               T
Mr. John P. Fendig                                                                               AS

                                                    CRC-EVANS SERVICES LTD.
Mr. C. Paul Evans                                 11601 N. Houston Roslyn Road                    D
Mr. Fred Lysak                                        Houston, Texas 77086                      D, P
Mr. Norman R. Francis                                                                             S

                                                LG&E CAPITAL TRIMBLE COUNTY LLC
Mr. S. Bradford Rives                                 220 West Main Street                    D, VP, C
Mr. Richard Aitken-Davies                          Louisville, Kentucky 40202                   D, P
Mr. John R. McCall                                                                            D, VP, S
Mr. Victor A. Staffieri                                                                           D
Mr. A. Roger Smith                                                                               VP
Mr. Paul W. Thompson                                                                             VP
Mr. Daniel K. Arbough                                                                             T
Mr. John P. Fendig                                                                               AS

          PART II.   FINANCIAL CONNECTIONS AS OF DECEMBER 31, 2001

     The following is a list, as of December 31, 2001, of all officers and directors of each system company who have financial connections within the provisions of Section 17(c) of the Public Utility Holding Company Act of 1935.

     NAME OF                 NAME AND LOCATION OF         POSITION HELD IN                APPLICABLE
OFFICER OR DIRECTOR         FINANCIAL INSTITUTION       FINANCIAL  INSTITUTION          EXEMPTION/RULE
-----------------------    -----------------------    ----------------------------    ------------------
Dr. Christopher Shaw       Lloyds TSB                 Non-Executive Director          70(b)
Gibson-Smith

Dr. David K-P Li           Bank of East Asia          Chairman and Chief Executive    **

Mr. Victor A. Staffieri    Mid America Bancorp        Director                        70(c)

----------
** Dr. David K-P Li, a member of the Board of Directors of Powergen plc, is the chairman and chief executive of The Bank of East Asia, a commercial banking institution. Dr. Li will cease to be a director of Powergen no later than June 2002.

          PART III.  EXECUTIVE COMPENSATION

     Powergen has not yet filed it Annual Report on Form 20-F for the fiscal year ended December 31, 2001 pursuant to the Securities Exchange Act of 1934. Promptly upon filing the Form 20-F, Powergen will file an amendment to this Form U5S containing the disclosures made by Powergen in such Form 20-F.

ITEM 7.   CONTRIBUTIONS AND PUBLIC RELATIONS

     The following are expenditures, disbursements or payments made during the year by each system company, in money, goods or services, for the account of
(1) any political party, candidate for or holder of public office or any committee or agent of a political party or candidate; or (2) any citizens group or public relations counsel.

    DATE         CONTRIBUTOR        RECIPIENT        PURPOSE        AMOUNT
------------  -----------------  ---------------  -------------  ------------

     None.

ITEM 8.   SERVICE, SALES AND CONSTRUCTION CONTRACTS

     Excluding (i) transactions included in the annual report on Form U-13-60 of a service company, (ii) the sharing of costs of jointly owned facilities or jointly employed personnel, (iii) contracts for the purchase, sale or interchange of electricity or gas, and (iv) contracts between an exempt wholesale generator or a foreign utility company and a system company, as reported under Item 9, infra, provide the following information:

          PART I.    INTERCOMPANY SALES AND SERVICE

     As to contracts for services, including engineering or construction services, or goods supplied or sold by a system company to another system company:

   TRANSACTION        DATE OF CONTRACT        SERVING COMPANY        RECEIVING COMPANY        COMPENSATION
-----------------  ----------------------  ---------------------  -----------------------  ------------------
     None.

          PART II. CONTRACTS TO PURCHASE SERVICES OR GOODS BETWEEN ANY SYSTEM COMPANY AND ANY AFFILIATE

     Does any system company have a contract to purchase services or goods from any affiliate (other than a system company), or from a company in which any officer or director of the receiving company is a partner or owns 5% or more of any class of equity securities?

     No.

     If the answer to Part II is yes, and the contract has not already been reported in Item 6, report such contracts in substantially the same detail as specified for Part I, also describing the affiliation.

   TRANSACTION        DATE OF CONTRACT        SERVING COMPANY        RECEIVING COMPANY        COMPENSATION
-----------------  ----------------------  ---------------------  -----------------------  ------------------

     n/a

          PART III. EMPLOYMENT OF ANY PERSON BY ANY SYSTEM COMPANY FOR THE PERFORMANCE ON A CONTINUING BASIS OF MANAGEMENT SERVICES

     Does any system company employ any other person for the performance on a continuing basis of management, supervisory or financial advisory services?

     No.

     If the answer to Part III is yes, state the name of each such person, describe the contract, and the scope of the services and the annual consideration.

               DESCRIPTION OF CONTRACT AND
   NAME           SCOPE OF SERVICES               ANNUAL CONSIDERATION
----------  ---------------------------------  --------------------------

     n/a

ITEM 9.   WHOLESALE GENERATORS AND FOREIGN UTILITY COMPANIES

     For each interest in an EWG or FUCO (a "Company"), provide the following information: State all monetary amounts in U.S. dollars.

          PART I.

     a) Identify the company, its location and its business address. Describe the facilities used for the generation, transmission and distribution of electric energy for sale or for the distribution at retail of natural or manufactured gas. Identify each system company that holds an interest in the company and describe the interest held.

                                                                        DESCRIPTION OF ELECTRIC
                                                                       GENERATION, TRANSMISSION     OWNER(S) / INVESTOR(S)
                                                                           AND DISTRIBUTION         (REFER TO ITEM 1 AND
                                                                          FACILITIES AND GAS            ITEM 9(b) FOR
    NAME OF COMPANY           LOCATION          BUSINESS ADDRESS        DISTRIBUTION FACILITIES         DESCRIPTION)
------------------------  ---------------   -------------------------  -------------------------  -------------------------
Distribuidora de Gas      Cordoba,          Hipolito Yrigoyen 475      Natural gas distribution   LG&E Power Argentina II,
del Centro S.A. (Centro)  Argentina         Cordoba, Argentina.        company serving            L.L.C.(45.9%)
                                                                       approximately .4 million   Societa Italiana per IL
                                                                       customers.                 Gas per Azioni(44.1%)
                                                                                                  Miscellaneous Investors
                                                                                                  (10%)
Distribuidora de Gas      Cordoba,          Hipolito Yrigoyen 475      Natural gas distribution   LG&E Power Argentina
Cuyana S.A. (Cuyana)      Argentina         Cordoba, Argentina.        company serving            III, L.L.C.(14.4%)
                                                                       approximately .4 million   Societa Italiana per IL
                                                                       customers.                 Gas per Azioni(45.6%)
                                                                                                  Miscellaneous Investors
                                                                                                  (40%)
Gas Natural BAN S.A.      Buenos Aires,     Isabel La Catolica 939     Natural gas distribution   LG&E Power Argentina III
(Gas Ban)                 Argentina         Buenos Aires, Argentina    company serving            (19.6%)
                                                                       approximately 1.2          Gas Natural
                                                                       million customers.         Internacional SDG, S.A.
                                                                                                  (50.4%)
                                                                                                  Miscellaneous Investors
                                                                                                  (30%)
K.W. Tarifa, S.A.         Tarifa, Spain     Carretera N-340            30MW wind generation       LG&E Power Spain(45.9%)
(Tarifa)                                    Km 90.700                  facility near the          Ineuropa (Acciona, S.A.)
                                            Tarifa CADIZ 11380         Straits of Gibraltar.      (23.4%)
                                                                                                  Torreal, S.A.(23.4%)
                                                                                                  Nuienerg (7.3%)
Westmoreland - LG&E       Roanoke Rapids,   Highway 158 & Railroad     209 MW cogeneration        LG&E Roanoke Valley LP
Partners (ROVA)           NC                Street                     facilities                 (50%)
                                            PO Box 351                                            Westmoreland Roanoke
                                            Roanoke Rapids, NC 27890                              Valley LP(50%)

                                                                        DESCRIPTION OF ELECTRIC
                                                                       GENERATION, TRANSMISSION     OWNER(S) / INVESTOR(S)
                                                                           AND DISTRIBUTION         (REFER TO ITEM 1 AND
                                                                          FACILITIES AND GAS            ITEM 9(b) FOR
    NAME OF COMPANY           LOCATION          BUSINESS ADDRESS        DISTRIBUTION FACILITIES         DESCRIPTION)
------------------------  ---------------   -------------------------  -------------------------  --------------------------
Windpower Partners        North Palm        220 West Main Street,      Renewable electricity      LG&E Power 21, Inc.(.5%)
1993, L.P. (Windpower     Springs, CA       Floor 10                   generation.                CG Wind Company, LLC(.5%)
Partners 1993)            Tyler, MN         Louisville, KY 40243                                  LG&E Power 21, LP (49.5%)
                                                                                                  Banc of America
                                                                                                  Commercial Finance Corp
                                                                                                  (24.7423%)
                                                                                                  Allstate Insurance
                                                                                                  Company(16.5051%)
                                                                                                  Allstate Life Insurance
                                                                                                  Company (8.2526%)
Windpower Partners        Salt Flat, TX     220 West Main Street,      Renewable electricity      LG&E Power 31, Inc.(.33%)
1994, L.P. (Windpower                       Floor 10                   generation.                Quixx WPP94, Inc.(.33%)
Partners 1994)                              Louisville, KY 40243                                  LQ GP, LLC(.34%)
                                                                                                  LG&E Power 31, LP(24.67%)
                                                                                                  Quixx Corporation (24.67%)
                                                                                                  Credit Suisse Leasing 92A,
                                                                                                  LP(25.00%)
                                                                                                  LQC LP, LLC(24.66%)
LG&E Power Monroe LLC     Monroe, GA        920 Birch Street           Generation facility with   LG&E Power Inc.(100%)
(Monroe)                                    Monroe GA  30655           total gross output of
                                                                       450MW

Western Kentucky Energy   Henderson, KY,    145 North Main Street      WKE is in the business     LG&E Energy Capital Corp.
Corp. (WKE)               USA               Henderson, KY 42419        of operating the           (100%)
                                                                       generating assets of Big
                                                                       Rivers and two units
                                                                       owned by the City of
                                                                       Henderson. Total gross
                                                                       ouput of the plants is
                                                                       1,771 MW.
Electric Energy Inc.      Joppa,            PO Box 165                 EEI provides electric      Kentucky Utilities (20%)
(EEI)                     Illinois, USA     Joppa, Illinois 62953      energy to a uranium        Union Electric Company
                                                                       enrichment plant located   (40%)
                                                                       near Paducah, Kentucky     Central Illinois Public
                                                                       by the United States       Service Company (20%)
                                                                       Enrichment Corporation.    Illinois Power Company
                                                                                                  (20%)

     b) State the type and amount of capital invested in the company by the registered holding company, directly or indirectly. Identify any debt or other financial obligation for which there is recourse, directly or indirectly, to the registered holding company or another system company, other than an EWG or FUCO. Identify separately any direct or indirect guarantee of a security of the EWG or FUCO by the registered holding company. Identify any transfers of assets from any system company (other than an EWG or FUCO) to an affiliate EWG or FUCO. State the market value at the time of the transfer, the book value and the sale price of the transferred asset.

                                       CAPITAL INVESTED
                                --------------------------------
                                                                     DEBT, GUARANTEES OR       TRANSFER OF
                                                                       OTHER FINANCIAL          ASSETS TO
                                                     AMOUNT              OBLIGATION              EWG OR
   NAME OF COMPANY               SECURITY        (IN THOUSANDS)        (IN THOUSANDS)             FUCO
--------------------------  ----------------  --------------------  ----------------------  ---------------
Centro                      Common Stock
Cuyana                      Common Stock

                                       CAPITAL INVESTED
                                --------------------------------
                                                                     DEBT, GUARANTEES OR       TRANSFER OF
                                                                       OTHER FINANCIAL          ASSETS TO
                                                    AMOUNT              OBLIGATION               EWG OR
   NAME OF COMPANY              SECURITY        (IN THOUSANDS)        (IN THOUSANDS)             FUCO
--------------------------  ----------------  --------------------  ----------------------  ---------------
Gas Ban                     Common Stock
Tarifa                      Common Stock
ROVA                        Common Stock
Windpower Partners 1993     Common Stock
Windpower Partners 1994     Common Stock
Monroe                      N/A
WKE                         N/A
EEI                         Common Stock

----------
For Amount, Debt, Guarantees or Other Financial Obligations and Transfer of Assets to EWG or FUCO, see Exhibit F, Schedule 3

     c) State the ratio of debt to common equity of the company and earnings of the company as of the end of the reporting period.

                             RATIO OF DEBT TO
   NAME OF COMPANY           COMMON EQUITY (*)        2001 EARNINGS/(LOSSES)
------------------------  -----------------------  -----------------------------
Centro
Cuyana
Gas Ban
Tarifa
ROVA
Windpower Partners 1993
Windpower Partners 1994
Monroe
WKE
EEI

----------
For Ratio of Debt to Common Equity and 2001 Earnings/(Losses), see Exhibit F,
Schedule 3

     d) Identify any service, sales or construction contract(s) between the company and a system company, and describe the services to be rendered or goods sold and the fees or revenues under such agreement(s).

     None.

          PART II.

     Refer to Exhibit G for an organizational chart showing the relationship of each EWG and FUCO to other system companies.

          PART III.

     State the registered holding company's aggregate investment in EWGs and FUCOs, respectively. Also state the ratio of aggregate investment to the aggregate capital investment of the registered holding company in its domestic public-utility subsidiary companies.

                                                      AGGREGATE CAPITAL INVESTMENT IN
                           AGGREGATE INVESTMENT IN        DOMESTIC PUBLIC-UTILITY
                               EWGS AND FUCOS                 SUBSIDIARIES
   NAME OF COMPANY             (IN THOUSANDS)                 (IN THOUSANDS)               RATIO
------------------------  -------------------------  ---------------------------------  ------------
Centro
Cuyana
Gas Ban
Tarifa
ROVA
Windpower Partners 1993
Windpower Partners 1994
Monroe
WKE
EEI
                          --------------------------------------------------------------------------
                          ==========================================================================

----------
For Aggregate Investment in EWGs and FUCOs, Aggregate Capital Investment in Domestic Public-Utility Subsidiaries and the Ratio, see Exhibit F, Schedule 3.

ITEM 9A: U5S - SUPPLEMENTARY INFORMATION REQUIRED UNDER ITEM III.C.2 OF AMENDMENT NO. 3 TO FORM U-1 ORIGINALLY FILED WITH THE SEC ON APRIL 26, 2000 (FILE NO. 70-9671).

     (a) Indicate the amount of any income tax credit and/or income tax liability incurred during the previous fiscal year by the Intermediate
Companies: (i) as a result of any acquisition-related debt, and (ii) as a result of any other income source or expense.

     During 2001, Powergen USA merged with and into its wholly owned subsidiary Powergen US Investment Corp. The merged entity (PUSIC) recorded $169.2 million in interest expense during 2001 related solely to affiliate acquisition debt. Tax benefits totaling $67.7 million were recognized in the 2001 financial statements related to this expense. PUSIC recorded no other income or expenses during 2001.

     (b) Describe how the income tax credit and/or income tax liability was calculated and allocated to all companies included in the consolidated tax return, showing all of Powergen's interest costs and any assumptions used in the calculation.

     As described above, interest expenses during 2001 related to acquisition debt was $169.2 million. Income tax credits OF $67.7 million associated with the acquisition debt were allocated to LG&E Energy Corp. based on a combined 40% federal/state income tax rate. Interim tax settlements (payments) were made during 2001 that coincide with the estimated payment dates and additional settlements were/will be made in March/April 2002 and September/October 2002.

     (c) Describe how any acquisition-related funding is effected through all Intermediate Companies.

     Effective December 2000, the initial ownership structure of LG&E Energy Corp. by Powergen plc consisted of the following:

     -    LG&E Energy Corp. was wholly owned by Powergen US Investment Corp.;

     -    Powergen US Investment Corp. was wholly owned by Powergen USA;

     - Powergen USA, a partnership, was 90% owned by Powergen Luxembourg Investments Sarl and 10% owned by Powergen Luxembourg Holdings Sarl;

     - Powergen Luxembourg Investments Sarl was wholly owned by Powergen Luxembourg Holdings Sarl;

     - Powergen Luxembourg Holdings Sarl was wholly owned by Powergen Luxembourg Sarl;

     -    Powergen Luxembourg Sarl was wholly owned by Powergen US Investments
          Ltd.;

     - Powergen US Investments Ltd. was wholly owned by Powergen US Holdings Ltd.; and

     -    Powergen US Holdings Ltd. was wholly owned by Powergen plc.

     Funds used for the acquisition were borrowed from primarily external sources by Powergen US Holdings and eventually infused as capital into Powergen Luxembourg Investments Sarl and Powergen Luxembourg Holdings Sarl. Powergen USA received an initial $1 billion infusion of partnership capital and received an additional $3 billion in loans from its partners Powergen Luxembourg Investments Sarl and Powergen Luxembourg Holdings Sarl. Powergen USA made a capital contribution to Powergen US Investment Corp. which applied approximately
$3.23 billion to the acquisition of LG&E Energy Corp. and in turn made a capital contribution of approximately $750 million to LG&E Energy Corp.

     As part of the 2001 restructuring, Powergen USA was merged into Powergen Investment Corp. and Powergen US Investments Corp. became the borrower of
$3.1 billion of acquisition debt from Powergen US Securities Ltd. For details of the 2001 restructuring of the Intermediate Companies and the resulting funding of the Intermediate Companies, see Powergen's Rule 24 Certificate for the semiannual period ended December 31, 2001 and the response to Item 1 above (including Exhibit F, Schedule 2).

     (d) Describe the amount and character of any payments made by each Intermediate Company to any other Powergen System company during the reporting period.

     Payments made during 2001 by Intermediate Companies to other Powergen System Companies included the following:

     Dividends: LG&E Energy Corp. declared and paid dividends totaling $46,541,000 to Powergen US Investment Corp. during 2001. Powergen US Investment Corp. declared and paid dividends to Powergen USA totaling $25,000,000 during 2001, prior to the restructuring of the Intermediate Companies and the merger of Powergen USA with and into Powergen US Investment Corp.

     - Powergen Luxembourg Investments Sarl declared and paid $151,163,616 in dividends from share premium to Powergen Luxembourg Holdings Sarl. Powergen Luxembourg Investments Sarl declared and paid an additional $2.7 billion in dividends from share premium to Powergen Luxembourg Holdings Sarl in connection with the 2001 restructuring of the Intermediate Companies described in Powergen's Rule 24 Certificate.

     - Powergen Luxembourg Holdings Sarl repurchased $3,143,955,780 of its own shares from Powergen Holdings LLC in connection with the 2001 restructuring of the Intermediate Companies described in Powergen's Rule 24 Certificate.

     Interest payments - The original ownership structure of the LG&E Energy Corp. acquisition by Powergen plc included a debt obligation between Powergen USA and its owners, Powergen Luxembourg Holdings Sarl and Powergen Luxembourg Investments Sarl. During 2001, Powergen USA made interest payments to Powergen Luxembourg Investments Sarl and Powergen Luxembourg Holdings Sarl totaling $151,163,616 and $16,795,957, respectively. Following the restructuring outlined in the Rule 24 Certificate, Powergen US Investment Corp. became the US borrower and paid $22,646,921 in interest to Powergen US Securities Ltd. for the period subsequent to the restructuring.

     Interest adjustment - Powergen Luxembourg Holdings Sarl paid Powergen US Investments Corp. $5,402,444 in connection with a December 2001 interest adjustment. Pursuant to the financing documentation entered into at the time of the restructuring of the Intermediate Companies, semi-annual interest payments made by Powergen US Investment Corp. to Powergen US Securities Ltd. are adjusted to convert Powergen US Investments Corp.'s debt from fixed to a floating interest rate. Due to the decline in interest rates from October 2001 through December 2001, Powergen US Investment Corp. received the $5.4 million payment under the Agreement.

     Other payments: $195,000 was paid by Powergen US Investment Corp. to LG&E Energy Corp. as reimbursement for certain executive compensation expenses incurred in connection with the December 2000 acquisition of LG&E Energy Corp. by Powergen plc.

     - Powergen US Holdings Ltd. received $133,845 from Powergen Luxembourg Holdings Sarl in repayment of an intercompany loan.

     - Powergen Luxembourg Holdings Sarl purchased $160,272,073 of investments with Powergen UK Securities. $141,820,724 of these investments were disposed of during the year reversing the earlier flow of funds.

     - Powergen USA repaid debt to Powergen Luxembourg Holdings Sarl and Powergen Luxembourg Investments Sarl in the amount of $0.3 billion and $2.7 billion, respectively, in connection with the 2001 restructuring of the Intermediate Companies described in Powergen's Rule 24 Certificate.

     - Powergen Luxembourg Holdings Sarl invested $10,000 in Powergen US Investments Corp. in connection with the 2001 restructuring of the Intermediate Companies described in Powergen's Rule 24 Certificate.

     (e) The allocation of tax credits and liabilities was conducted in accordance with the form of Tax Allocation Agreement filed with the SEC in Amendment No. 4 to Post-Effective Amendment in File No. 70-9671.

ITEM 10.  FINANCIAL STATEMENTS

     Consolidating Financial Statements including income statement, balance sheet, statement of cash flows, and statement of retained earnings for Powergen plc and its subsidiaries are filed in paper under cover of Form SE. Confidential treatment has been requested pursuant to Rule 104(b), 17 CFR 250-104(b):

     A.   Powergen plc
     B.   Powergen Group Holdings
     C.   Powergen US Holdings Ltd
     D.   Powergen US Funding LLC
     E.   Powergen US Investments
     F.   Ergon US Investments
     G.   Powergen Luxembourg Sarl
     H.   Powergen Luxembourg Holdings Sarl

     I.   Powergen Luxembourg Investments Sarl
     J.   Powergen Luxembourg Securities Sarl
     K.   Powergen US Securities Limited
     L.   Powergen US Investments Corp.
     M.   LG&E Energy Corp. (with purchase price adjustment)
     N.   LG&E Capital Corp.
     O.   LG&E International Inc.

EXHIBITS

     Copies of documents listed below which are identified with an asterisk (*) have been previously filed with the SEC and are incorporated herein by reference and made a part hereof. Exhibits not so identified are filed in paper under cover of Form SE.

EXHIBIT A

     A-1 Form 20-F for the fiscal year ended December 31, 2001 of Powergen plc, File No. 1-13620 [TO BE FILED BY AMENDMENT]

     A-2* Annual Report of Louisville Gas and Electric Company on Form 10-K for the year ended December 31, 2001, File No. 2-26720

     A-3* Annual Report of Kentucky Utilities Company on Form 10-K for the year ended December 31, 2001, File No. 1-3464

EXHIBIT B

     B-1* Memorandum and Articles of Association of Powergen plc (Filed as
          Exhibit A-2 to Application-Declaration on Form U-1 in File No.
          70-9961.

     B-2  Articles of Incorporation of LG&E Energy Corp.

     B-3  By-laws of LG&E Energy Corp.

     B-4* Restated Articles of Incorporation of LG&E, dated November 6, 1996.
          (Filed as Exhibit 3.06 to LG&E's Quarterly Report on Form 10-Q for the quarter ended September 30, 1996(File No. 2-26720)

     B-5* By-Laws of LG&E, as amended through June 2, 1999. (Filed as
          Exhibit 3.02 to LG&E's Annual Report on Form 10-K for the year ended December 31, 1999)

     B-6* Amended and Restated Articles of Incorporation of KU (Filed as
          Exhibits 4.03 and 4.04 to Form 8-K Current Report of KU, dated December 10, 1993)

     B-7* By-Laws of KU, as amended through June 2, 1999. (Filed as Exhibit 3.04 to KU's Annual Report of Form 10-K for the year ended December 31,
          1999)

[Organizational documents of other subsidiaries will be provided to the Commission upon request.]

EXHIBIT C

 NO.         LG&E       KU                       DESCRIPTION
C-1*           X                 Copy of Trust Indenture dated November 1, 1949,
                                 from LG&E to Harris Trust and Savings Bank,
                                 Trustee. (Filed as Exhibit 4.01 to the combined
                                 Annual Report on 10-K/A for the year ended
                                 December 31, 2000 (File No. 001-03464)
                                 and incorporated by reference herein).

C-2*           X                 Copy of Supplemental Indenture dated February
                                 1, 1952, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.02 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-3*           X                 Copy of Supplemental Indenture dated February
                                 1, 1954, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.03 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-4*           X                 Copy of Supplemental Indenture dated September
                                 1, 1957, which is a supplemental instrument to
                                 Exhibit C-1 hereto.(Filed as Exhibit 4.04 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-5*           X                 Copy of Supplemental Indenture dated October 1,
                                 1960, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.05 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-6*           X                 Copy of Supplemental Indenture dated June 1,
                                 1966, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.06 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-7*           X                 Copy of Supplemental Indenture dated June 1,
                                 1968, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.07 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-8*           X                 Copy of Supplemental Indenture dated June 1,
                                 1970, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.08

 NO.          LG&E      KU                       DESCRIPTION
                                 December 31, 2000 (File No. 001-03464) and
                                 incorporated by reference herein).

C-9*           X                 Copy of Supplemental Indenture dated August 1,
                                 1971, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.09 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-10*          X                 Copy of Supplemental Indenture dated June 1,
                                 1972, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.10 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-11*          X                 Copy of Supplemental Indenture dated February
                                 1, 1975, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.11 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-12*          X                 Copy of Supplemental Indenture dated
                                 September 1, 1975, which is a supplemental
                                 instrument to Exhibit C-1 hereto.(Filed as
                                 Exhibit 4.12 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-13*          X                 Copy of Supplemental Indenture dated
                                 September 1, 1976, which is a supplemental
                                 instrument to Exhibit C-1 hereto.(Filed as
                                 Exhibit 4.13 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-14*          X                 Copy of Supplemental Indenture dated October 1,
                                 1976, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.14 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-15*          X                 Copy of Supplemental Indenture dated
                                 June 1, 1978, which is a supplemental
                                 instrument to Exhibit C-1 hereto. (Filed as
                                 Exhibit 4.15 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

 NO.         LG&E       KU                       DESCRIPTION
C-16*          X                 Copy of Supplemental Indenture dated
                                 February 15, 1979, which is a supplemental
                                 instrument to Exhibit C-1 hereto.(Filed as
                                 Exhibit 4.16 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-17*          X                 Copy of Supplemental Indenture dated
                                 September 1, 1979, which is a supplemental
                                 instrument to Exhibit C-1 hereto.(Filed as
                                 Exhibit 4.17 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-18*          X                 Copy of Supplemental Indenture dated
                                 September 15, 1979, which is a supplemental
                                 instrument to Exhibit C-1 hereto.(Filed as
                                 Exhibit 4.18 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-19*          X                 Copy of Supplemental Indenture dated
                                 September 15, 1981, which is a supplemental
                                 instrument to Exhibit C-1_ hereto.(Filed as
                                 Exhibit 4.19 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-20*          X                 Copy of Supplemental Indenture dated March 1,
                                 1982, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.20 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-21*          X                 Copy of Supplemental Indenture dated March 15,
                                 1982, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.21 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-22*          X                 Copy of Supplemental Indenture dated
                                 September 15, 1982, which is a supplemental
                                 instrument to Exhibit C-1 hereto.(Filed as
                                 Exhibit 4.22 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-23*          X                 Copy of Supplemental Indenture dated
                                 February 15, 1984, which is a supplemental
                                 instrument to Exhibit C-1 hereto.(Filed as
                                 Exhibit 4.23 to the combined Annual Report on
                                 10-K/A for the year ended

 NO.          LG&E       KU                       DESCRIPTION
                                 December 31, 2000 (File No. 001-03464) and
                                 incorporated by reference herein).

C-24*          X                 Copy of Supplemental Indenture dated July 1,
                                 1985, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.24 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-25*          X                 Copy of Supplemental Indenture dated
                                 November 15, 1986, which is a supplemental
                                 instrument to Exhibit C-1 hereto.(Filed as
                                 Exhibit 4.25 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-26*          X                 Copy of Supplemental Indenture dated
                                 November 16, 1986, which is a supplemental
                                 instrument to Exhibit C-1 hereto.(Filed as
                                 Exhibit 4.26 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-27*          X                 Copy of Supplemental Indenture dated August 1,
                                 1987, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.27 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-28*          X                 Copy of Supplemental Indenture dated
                                 February 1, 1989, which is a supplemental
                                 instrument to Exhibit C-1 hereto. (Filed as
                                 Exhibit 4.28 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-29*          X                 Copy of Supplemental Indenture dated
                                 February 2, 1989, which is a supplemental
                                 instrument to Exhibit C-1 hereto. (Filed as
                                 Exhibit 4.29 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-30*          X                 Copy of Supplemental Indenture dated June 15,
                                 1990, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.30 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

 NO.          LG&E      KU                       DESCRIPTION
C-31*          X                 Copy of Supplemental Indenture dated
                                 November 1, 1990, which is a supplemental
                                 instrument to Exhibit C-1 hereto. (Filed as
                                 Exhibit 4.31 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-32*          X                 Copy of Supplemental Indenture dated
                                 September 1, 1992, which is a supplemental
                                 instrument to Exhibit C-1 hereto. (Filed as
                                 Exhibit 4.32 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-33*          X                 Copy of Supplemental Indenture dated
                                 September 2, 1992, which is a supplemental
                                 instrument to Exhibit C-1 hereto. (Filed as
                                 Exhibit 4.33 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-34*          X                 Copy of Supplemental Indenture dated August 15,
                                 1993, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.34 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-35*          X                 Copy of Supplemental Indenture dated August 16,
                                 1993, which is a supplemental instrument to
                                 Exhibit C-1 hereto. (Filed as Exhibit 4.35 to
                                 the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-36*          X                 Copy of Supplemental Indenture dated
                                 October 15, 1993, which is a supplemental
                                 instrument to Exhibit C-1 hereto. (Filed as
                                 Exhibit 4.36 to the combined Annual Report on
                                 10-K/A for the year ended December 31, 2000
                                 (File No. 001-03464) and incorporated by
                                 reference herein).

C-37*          X                 Copy of Supplemental Indenture dated May 1,
                                 2000, which is a supplemental instrument to
                                 Exhibit C-1 hereto.

C-38*          X                 Copy of Supplemental Indenture dated August 1,
                                 2000, which is a supplemental instrument to
                                 Exhibit C-1 hereto.

C-39*          X                 Indenture of Mortgage or Deed of Trust dated
                                 May 1, 1947, between KU and First Trust
                                 National Association (successor Trustee) and a
                                 successor individual co-trustee, as
                                 Trustees(the Trustees) (Amended

 NO.          LG&E       KU                       DESCRIPTION

                                 Exhibit 7(a) in File No. 2-7061), and
                                 Supplemental Indentures thereto dated,
                                 respectively, January 1, 1949 (Second Amended
                                 Exhibit 7.02 in File No. 2-7802), July 1, 1950
                                 (Amended Exhibit 7.02 in File No. 2-8499), June
                                 15, 1951 (Exhibit 7.02(a) in File No. 2-8499),
                                 June 1, 1952 (Amended Exhibit 4.02 in File No.
                                 2-9658), April 1, 1953 (Amended Exhibit 4.02 in
                                 File No. 2-10120), April 1, 1955 (Amended
                                 Exhibit 4.02 in File No. 2-11476), April 1,
                                 1956 (Amended Exhibit 2.02 in File No.
                                 2-12322), May 1, 1969 (Amended Exhibit 2.02 in
                                 File No. 2-32602), April 1, 1970 (Amended
                                 Exhibit 2.02 in File No. 2-36410), September 1,
                                 1971 (Amended Exhibit 2.02 in File No.
                                 2-41467), December 1, 1972 (Amended Exhibit
                                 2.02 in File No. 2-46161), April 1, 1974
                                 (Amended Exhibit 2.02 in File No. 2-50344),
                                 September 1, 1974 (Exhibit 2.04 in File No.
                                 2-59328), July 1, 1975 (Exhibit 2.05 in File
                                 No. 2-59328), May 15, 1976 (Amended Exhibit
                                 2.02 in File No. 2-56126), April 15, 1977
                                 (Exhibit 2.06 in File No. 2-59328), August
                                 1,1979 (Exhibit 2.04 in File No. 2-64969), May
                                 1, 1980 (Exhibit 2 to Form 10-Q Quarterly
                                 Report of KU for the quarter ended June 30,
                                 1980), September 15, 1982 (Exhibit 4.04 in File
                                 No. 2-79891), August 1, 1984 (Exhibit 4B to
                                 Form 10-K Annual Report of KU for the year ended December 31, 1984), June 1, 1985 (Exhibit
                                 4 to Form 10-Q Quarterly Report of KU for the quarter ended June 30, 1985), May 1,1990
                                 (Exhibit 4 to Form 10-Q Quarterly Report of KU for the quarter ended June 30, 1990), May 1,
                                 1991 (Exhibit 4 to Form 10-Q Quarterly Report of KU for the quarter ended June 30,1991), May
                                 15, 1992 (Exhibit 4.02 to Form 8-K of KU dated
                                 May 14, 1992), August 1, 1992 (Exhibit 4 to
                                 Form 10-Q Quarterly Report of KU for the quarter ended September 30,1992), June 15, 1993
                                 (Exhibit 4.02 to Form 8-K of KU dated June 15,
                                 1993) and December 1, 1993 (Exhibit 4.01 to
                                 Form 8-K of KU dated December 10, 1993),
                                 November 1, 1994 (Exhibit 4.C to Form 10-K
                                 Annual Report of KU for the year ended December
                                 31, 1994), June 1, 1995 (Exhibit 4 to Form 10-Q
                                 Quarterly Report of KU for the quarter ended
                                 June 30,1995) and January 15, 1996 (Exhibit 4.E to Form 10-K Annual Report of KU for the year ended December 31, 1995). Incorporated by reference.

 NO.          LG&E       KU                       DESCRIPTION

C-40*                    X       Supplemental Indenture dated March 1, 1992
                                 between KU and the Trustees, providing for the
                                 conveyance of properties formerly held by Old
                                 Dominion Power Company (Filed as Exhibit 4.40
                                 to the combined Annual Report on 10-K/A for the
                                 year ended December 31, 2000 (File No.
                                 001-03464) and incorporated by reference
                                 herein).

C-41*          X                 Copy of Supplemental Indenture dated May 1,
                                 2000, which is a supplemental instrument to
                                 Exhibit C-1 hereto.

C-42*                            Indenture dated October 11, 2001 among Powergen
                                 US Funding LLC, Powergen US Holdings Limited and Bankers Trust Company (Filed as Exhibit 4.1 to the Form F-3 of Powergen US Funding LLC,
                                 Powergen plc and Powergen US Holdings Limited
                                 In File No. 333-13678 and incorporated by reference herein).

C-43                             Indenture dated as of January 15, 1998 between
                                 LG&E Capital Corp. and The Bank of New York as
                                 Trustee, as supplemented by First Supplemental
                                 Indenture dated as of January 15, 1998 and Third Supplemental Indenture dated as of June
                                 13, 2000. (Filed in paper under cover of Form
                                 SE; confidential treatment requested pursuant to Rule 104(b), 17 CFR 205-104(b).)

EXHIBIT D

     Tax Allocation Agreement (Filed as Exhibit C-3.1 to Amendment No. 4 to Application-Declaration in File No. 70-9671).*

EXHIBIT E

     None.

EXHIBIT F

     Exhibit F is being filed in paper under cover of Form SE, for which confidential treatment is being requested pursuant to Rule 104(b), 17 CFR 250-104(b). Exhibit F includes the following schedules supporting Items in this U5S:

     Schedule 1 Item 1 -- System Companies and Investments Therein as of December 31, 2001.

     Schedule 2 Item 1 -- Indebtedness of System Companies as of December 31, 2001.

     Schedule 3   Item 9 -- Wholesale Generators and Foreign Utility Companies,
Part I(a) and (b) and Part III.

EXHIBIT G

     Organizational Chart showing EWGs and FUCOs.

EXHIBIT H

     Financial Statements of EWGs and FUCOs for the year ended December 31, 2001. (Filed in paper under cover of Form SE; confidential treatment requested pursuant to Rule 104(b), 17 CFR 250-104(b).)

     H-1       Powergen Group Holdings [TO BE FILED BY AMENDMENT]

     H-2       Distribuidora de Gas Del Centro S.A.

     H-3       Distribuidora de Gas Cuyana S.A.

     H-4       Gas Natural BAN S.A.

     H-5       K.W. Tarifa S.A.

     H-6       Westmoreland - LG&E Partners

     H-7       Windpower Partners 1993, L.P.

     H-8       Windpower Partners 1994, L.P.

     H-9       LG&E Power Monroe LLC

     H-10      Western Kentucky Energy Corp.

     H-11      Electric Energy Inc.

                                    SIGNATURE

     Each the undersigned system companies have duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935. The signature of each undersigned company shall be deemed to relate only to matters having reference to such company or its subsidiaries.

Date:  May 1, 2002                   Powergen plc
                                     Powergen US Holdings Ltd.
                                     Powergen US Investments
                                     Powergen Luxembourg Sarl
                                     Powergen Luxembourg Holdings Sarl
                                     Powergen Luxembourg Investments Sarl
                                     Powergen US Investments Corp.

                                     By: /s/ David Jackson
                                         ---------------------------------------
                                     Name: David Jackson
                                     Its: Company Secretary and General Counsel